EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER made as of the 19th day of June, 2001, among NBT BANCORP INC. ("NBT"), a Delaware corporation having its principal office at 52 South Broad Street, Norwich, New York 13815, NBT BANK, NATIONAL ASSOCIATION ("NBT Bank"), a national banking association organized under the laws of the United States, CNB FINANCIAL CORP. ("CNB"), a New York corporation having its principal office at 24 Church Street, Canajoharie, New York 13317, and CENTRAL NATIONAL BANK, CANAJOHARIE ("CNB Bank"), a national banking association organized under the laws of the United States

                       W I T N E S S E T H    T H A T :

         WHEREAS, CNB is a bank holding company and the sole stockholder of CNB Bank;

         WHEREAS, NBT is a bank holding company and the sole stockholder of NBT Bank;

         WHEREAS, NBT desires to affiliate with CNB through the merger of CNB with and into NBT, with NBT to be the surviving corporation (the "Holding Company Merger"), and, in addition, to cause the simultaneous merger of CNB Bank with and into NBT Bank, with NBT Bank to be the surviving national banking association (the "Bank Merger");

         WHEREAS, the Board of Directors of CNB has determined that it would be in the best interests of CNB, its stockholders, CNB's and CNB Bank's customers, creditors, and employees, and CNB's and CNB Bank's ability to provide as a going concern their respective products and services, employment opportunities, and employees benefits, and to contribute to the communities in which they do business, for CNB and CNB Bank to become affiliated with NBT through the Holding Company Merger and to cause the Bank Merger;

         WHEREAS, the respective boards of directors of NBT Bank and CNB Bank have determined that it would be in the best interests of NBT Bank or CNB Bank, as the case may be, its stockholders and customers, for NBT Bank and CNB Bank to merge with each other;

         WHEREAS, the respective Boards of Directors of NBT and CNB have agreed to cause the Holding Company Merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law (the "GCL") and section 901 et seq. of the New York Business Corporation Law (the "BCL"), and to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C.ss. 215a);

         WHEREAS, the respective Boards of Directors of NBT Bank and CNB Bank have agreed to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act;

         WHEREAS, the parties intend that the Holding Company Merger and the Bank Merger qualify as one or more tax-free reorganizations under section 368(a) of the Code;



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         WHEREAS, for financial accounting purposes, it is intended that the
Holding Company Merger and the Bank Merger shall be accounted for under the "pooling-of-interests" accounting method; and

         WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Holding Company Merger and the Bank Merger and also to prescribe certain conditions to the Holding Company Merger and the Bank Merger;

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1.       DEFINITIONS.
         -----------

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

         "Affiliates Agreement" means a written agreement substantially in form and substance as that set forth as Exhibit I attached hereto.

         "Alternative Proposal" means an inquiry or proposal to acquire more than 1 percent of the CNB Common Stock or any capital stock of CNB Bank or any significant portion of the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type).

         "AST" means American Stock Transfer and Trust Company, New York, New York.

         "Average Closing Price" means the average of the last reported sale price or, if no such reported sale takes place, the mean of the closing bid and asked prices of NBT Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which NBT and CNB shall agree, as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the second trading day before the Effective Time.

         "Bank Merger" is defined in the recitals hereto.

         "Bank Merger Agreement" means a merger agreement substantially in the form of Exhibit II attached hereto.

         "BCL" is defined in the recitals hereto.

         "BHC Act" means the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund of the FDIC.

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         "Board of Governors" means the Board of Governors of the Federal
Reserve System or, if applicable, the Federal Reserve Bank of New York acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Closing" means the closing of the Holding Company Merger and the Bank Merger.

         "CNB" is defined in the preamble hereto.

         "CNB Bank" is defined in the preamble hereto.

         "CNB Bank Common Stock" means the common stock of CNB Bank, $5.00 par value.

         "CNB Common Stock" means the shares of common stock, $1.25 par value, of CNB.

         "CNB Financial Statements" means the consolidated statements of condition of CNB as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, consolidated statement of cash flows, and, in the case of year-end financial statements, consolidated statement of changes in stockholders' equity of CNB for each of the periods ended December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the notes thereto, each as filed with the SEC.

         "CNB Plans" means all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, all employment, deferred compensation, consultant, bonus, or collective bargaining agreements, all group insurance contracts, and all other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plans, contracts, and arrangements or employee benefit plans or agreements, whether or not subject to ERISA, under which any current or former employee of CNB or CNB Bank has any present right to future benefits or payments or under which CNB or CNB Bank has any present or future liability.

         "CNB Real Estate" means any real property at any time owned or leased by CNB or CNB Bank.

         "CNB Stockholder Meeting" means the meeting at which the stockholders of CNB meet to approve, ratify, and confirm the transactions contemplated by this Agreement.

         "CNB Subsidiary" means a Person that is deemed to be a "subsidiary" of CNB under section 2(d) of the BHC Act.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Real Estate" means any real property at any time held as collateral for any outstanding loan by CNB or CNB Bank.

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         "Confidentiality Agreements" means the confidentiality agreements dated
June 6, 2001 between CNB and NBT.

         "Converted Option" means a stock option to purchase CNB Common Stock not exercised prior to the Effective Time.

         "Derivatives" means "derivatives" and "embedded derivatives" within the meaning of Statement of Financial Accounting Standards No. 133 as issued by the Financial Accounting Standards Board.

         "Effective Time" means the date and time to be specified in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of Delaware pursuant to the GCL and in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of New York pursuant to the BCL.

         "Environmental Laws" means CERCLA, the federal Resource Conservation and Recovery Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Toxic Substances Control Act, and any state or local statute, regulation, ordinance, order, or decree relating to health, safety, or the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means the Person designated in section 2.7(a) hereof.

         "Exchange Ratio" is defined in section 2.3(a) hereof.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means generally accepted accounting principles applicable to financial institutions.

         "GCL" is defined in the recitals hereto.

         "Hazardous Substance" means any hazardous waste identified or listed under 42 U.S.C.ss. 6921, any hazardous substance, as defined by 42 U.S.C.ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C.ss. 9601(33), or any toxic substance, hazardous material, oil, or other chemical or substance regulated by any Environmental Law.

         "Holding Company Merger" is defined in the recitals hereto.

         "Holding Company Merger Surviving Corporation" is defined in section 2.2(a) hereof.

         "IRS" means the Internal Revenue Service.

         "Joint Proxy Statement" means the joint proxy statement to be included in the Registration Statement and to be distributed to stockholders of NBT and CNB in connection with their consideration of the transactions contemplated by this Agreement.

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         "Knowledge" with reference to NBT or NBT Bank means actual knowledge possessed by Daryl R. Forsythe, Martin A. Dietrich, Michael J. Chewens, Lance Mattingly and Jane E. Neal, and with reference to CNB or CNB Bank means actual knowledge possessed by Donald L. Brass, Peter J. Corso, Thomas Giglio, Albert A. Petitti and William J. Querbes.

         "KPMG" means KPMG LLP.

         "Material Adverse Effect" with reference to a Person means a material adverse effect on the business, annual results of operations, or financial condition of such Person and its subsidiaries taken as a whole or a material adverse effect on such Person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Person the cause of which is (i) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or to regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of CNB or CNB Bank taken with the prior written consent of NBT or NBT Bank, or of NBT or NBT Bank taken with the prior written consent of CNB or CNB Bank, or (iv) any changes in general economic conditions affecting banks or their holding companies.

         "MB&D" means McConnell, Budd & Downes, Inc.

         "NBT Bank" is defined in the preamble hereto.

         "NBT" is defined in the preamble hereto.

         "NBT Common Stock" means the common stock of NBT, $0.01 par value per share.

         "NBT Financial Statements" means the consolidated statement of condition of NBT as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, and consolidated statement of cash flows, and, in the case of year-end financial statements, consolidated statement of changes in stockholders' equity of NBT for each of the periods ended, December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the notes thereto, each as filed with the SEC.

         "NBT Plans" means all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, all employment, deferred compensation, consultant, bonus, or collective bargaining agreements, all group insurance contracts, and all other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plans, contracts, and arrangements or employee benefit plans or agreements, whether or not subject to ERISA, under which any current or former employee of NBT or NBT Bank has any present right to future benefits or payments or under which NBT or NBT Bank has any present or future l

         "NBT Subsidiary" means a Person that is deemed to be a "subsidiary" of NBT under section 2(d) of the BHC Act.

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         "NBT Preferred Stock" means the preferred stock of NBT, $0.01 par value per share.

         "OCC" means the Office of the Comptroller of the Currency.

         "Old Certificate" means a certificate which, immediately prior to the effectiveness of the Holding Company Merger, had represented shares of CNB Common Stock.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

         "Pooling Letters" means favorable letters from KPMG, the independent accountants of NBT, dated the date of or shortly prior to each of the mailing date of the proxy materials to the stockholders of CNB, and the date of the Effective Time, in customary form and substance for letters issued in connection with transactions similar to the Holding Company Merger, relating to the qualification of the Holding Company Merger for pooling-of-interests accounting treatment.

         "Registration Statement" means the registration statement to be filed by NBT with the SEC pursuant to the Securities Act in connection with the registration of the shares of NBT Common Stock to be used as consideration in connection with the Holding Company Merger.

         "Replacement Option" means an option to acquire NBT Common Stock on the same terms and conditions as were applicable under the terms of the related Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable).

         "Release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

         "Riegle Act" means the Riegle Community Development and Regulatory Improvement Act of 1994.

         "Right" means the right to purchase securities of NBT related to each share of NBT Common Stock, issued pursuant to the Rights Agreement.

         "Rights Agreement" means the Rights Agreement, dated as of November 15, 1994 and amended as of December 16, 1999 and April 19, 2000, by and between NBT and AST as Rights Agent.

         "SAIF" means the Savings Association Insurance Fund of the FDIC.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933.

         "Stock Option Agreement" means the stock option agreement the form of which is attached hereto as Exhibit III.

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         "Tax" means any federal, state, local, or foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock or franchise or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, wither disputed or not.

         "Tax Return" means any return, declaration, report, information return or other document (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         "Unclaimed Shares" means shares of NBT Common Stock which holders of Old Certificates are entitled to receive under this Agreement to the extent that the Old Certificates to which such shares of NBT Common Stock relate have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Time.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

2.       COMBINATIONS.
         ------------

         2.1. Holding Company Merger. Subject to the provisions of this Agreement, at the Effective Time CNB will be merged with and into NBT.

         2.2. Effect of Holding Company Merger. At the Effective Time:

                (a) CNB and NBT shall be merged into a single corporation, which shall be NBT. NBT is hereby designated as the surviving corporation in the Holding Company Merger and is hereinafter sometimes called the "Holding Company Merger Surviving Corporation."

                (b) The separate existence of CNB shall cease, and the Holding Company Merger shall have the effect set forth in article 9 of the BCL and subchapter IX of the GCL.

                (c) The Certificate of Incorporation of NBT as it exists immediately prior to the Effective Time shall be the Certificate of Incorporation of the Holding Company Merger Surviving Corporation until later amended pursuant to Delaware law.

                (d) The By-Laws of NBT as they exist immediately prior to the Effective Time shall be the By-Laws of the Holding Company Merger Surviving Corporation until later amended pursuant to Delaware law.

         2.3. Conversion of CNB Shares.

                (a) At the Effective Time, each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time (subject to the terms, conditions, and limitations set forth herein), shall, by virtue of the Merger, automatically and without any action on the part of the holder or holders thereof, shall become and be converted into 1.2 shares of NBT Common Stock (the "Exchange Ratio"), together with the related Rights.

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                (b) At the Effective Time, all shares of CNB Common Stock held in the treasury of CNB or owned beneficially by any CNB Subsidiary other than in a fiduciary representative or custodial capacity or in connection with a debt previously contracted and all shares of CNB Common Stock owned by NBT or owned beneficially by any NBT Subsidiary, other than in a fiduciary, representative or custodial capacity or in connection with a debt previously contracted, shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

                (c) All of the shares of CNB Common Stock converted into and exchangeable for NBT Common Stock and related Rights pursuant to this section
2.3 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Old Certificate shall thereafter represent the right to receive NBT Common Stock and related Rights pursuant to this section 2.3 and cash in lieu of fractional shares of NBT Common Stock, if any, pursuant to section 2.5.

         2.4. Bank Merger. Within ten days following the date of this Agreement, NBT Bank and CNB Bank will execute the Bank Merger Agreement. Simultaneously with the Holding Company Merger, and subject to the provisions of the Bank Merger Agreement, CNB Bank will be merged with and into NBT Bank in the Bank Merger with NBT Bank as the surviving national banking association. All shares of CNB Bank Common Stock shall be canceled. All shares of capital stock of NBT Bank outstanding at the Effective Time shall remain outstanding, and any shares of capital stock of NBT Bank held in the treasury of NBT Bank shall remain in the treasury of NBT Bank.

         2.5. No Fractional Shares. NBT will not issue fractional shares of its stock. In lieu of fractional shares of NBT Common Stock, if any, each stockholder of CNB who would otherwise be entitled to receive a fractional share of NBT Common Stock shall receive an amount of cash equal to the product of such fraction and the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         2.6. Dividends; Interest. No stockholder of CNB entitled to receive NBT Common Stock in the Holding Company Merger will be entitled to receive dividends or distributions on his or her NBT Common Stock until he, she, or it exchanges his, her, or its Old Certificates for NBT Common Stock. The portion of any dividends or distributions declared on NBT Common Stock at or after the Effective Time which relates to shares to be delivered pursuant to this Agreement in exchange for Old Certificates not so exchanged at the payment date of such dividend or distribution shall not be paid to the holders of such Old Certificates, but shall be paid to the Exchange Agent. Upon receipt from such a former stockholder of CNB of Old Certificates, together with other documentation required pursuant to section 2.7 to effect the exchange of such Old Certificates for certificates representing shares of NBT Common Stock, the Exchange Agent shall forward to such former stockholder of CNB, in addition to the certificates representing his, her, or its shares of NBT Common Stock and the cash value of any fractional shares determined in accordance with section 2.5 hereof, all dividends and distributions declared thereon subsequent to the Effective Time (without interest).

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         2.7.  Designation of Exchange Agent.

                (a) The parties of this Agreement hereby designate AST as Exchange Agent to effect the exchanges contemplated hereby.

                (b) NBT will, promptly after the Effective Time, issue and deliver to AST certificates representing shares of NBT Common Stock and related Rights and the cash to be paid to holders of CNB Common Stock in accordance with this Agreement.

                (c) If any certificate representing shares of NBT Common Stock and related Rights is to be issued in a name other than that in which the corresponding Old Certificate surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall pay to AST any transfer or other taxes required by reason of the issuance of the certificate representing shares of NBT Common Stock and related Rights in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of AST that such tax has been paid or is not payable.

                (d) At any time after the second anniversary of the Effective Time, NBT may sell, for the accounts of any or all of the holders of record of Old Certificates and with or without notice to such holders, any or all Unclaimed Shares. Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as NBT shall determine. If, in the opinion of counsel for NBT, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act and applicable state laws. NBT shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by NBT for their respective accounts, plus the amount of any dividends or distributions paid prior to such sale and held pursuant to section 2.6, and such holders shall not be entitled to receive any interest on such net sale proceeds held by NBT or such dividends or distributions.

                (e) If any Old Certificates are not surrendered prior to the date on which such certificates or the proceeds of the sale of the Unclaimed Shares, as the case may be, would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items (including any related dividends or distributions paid and held with respect thereto pursuant to section 2.6) shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither NBT nor its agents or any other Person shall be liable to any former holder of CNB Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

         2.8. Notice of Exchange. Promptly after the Effective Time, NBT shall use commercially reasonable efforts to cause AST to mail, to each holder of one or more Old Certificates, a notice in a form agreed to by NBT and CNB specifying the Effective Time and notifying such holder to surrender his, her, or its certificate or certificates to AST for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of CNB.

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         2.9.  Acts to Carry Out This Merger Plan.

                (a) CNB and its proper officers and directors shall do all such commercially reasonable acts and things as may be necessary or proper to vest, perfect, or confirm in NBT title to such property or rights as are specified in the provisions identified in section 2.2(b) of this Agreement and otherwise to carry out the purposes of this Agreement.

                (b) If, at any time after the Effective Time, NBT shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBT its right, title, or interest in or under any of the rights, properties, or assets of CNB acquired or to be acquired by NBT as a result of, or in connection with, the Holding Company Merger, or (ii) otherwise carry out the purposes of this Agreement, CNB and its proper officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBT and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBT are fully authorized in the name of CNB or otherwise to take any and all such action.

         2.10. Treatment of Stock Options. At the Effective Time, each Converted Option, whether vested or unvested, shall automatically be converted into a Replacement Option for a number of shares of NBT Common Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of CNB Common Stock subject to such Converted Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of CNB Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of NBT Common Stock subject to such Replacement Option. Notwithstanding the foregoing, in the case of each Converted Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the terms of the Replacement Option into which such Converted Option is converted, including the option price, the number of shares of NBT Common Stock purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined so as to comply with section 424(a) of the Code. At the Effective Time, NBT shall assume stock plans under which Converted Options have been issued; provided, that such assumption shall only be in respect of the Replacement Options and that NBT shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

         2.11. Stock Option Agreement. Simultaneously herewith, NBT and CNB shall execute and deliver the Stock Option Agreement.

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         2.12.  Directors.

                 (a) From and after the Effective Time, the Board of Directors of NBT shall consist of (i) the directors of NBT immediately prior to the Effective Time (each as a director of the class of which he was a member immediately prior to the Effective Time) and (ii) the following three individuals, each of whom shall hold office until the next election of the class to which he is hereby designated and until his successor shall be elected and qualified: Van Ness D. Robinson (as a director of the class whose term expires in 2004), John P. Woods, Jr. (as a director of the class whose term expires in
2003), and Joseph A. Santangelo (as a director of the class whose term expires in 2002). The Board of Directors of NBT shall nominate Mr. Santangelo for election to a full term at the 2002 annual meeting of the NBT stockholders. Upon joining the Board of Directors of NBT, Mr. Robinson will become a member of the Executive Committee of the Board of Directors of NBT and the other former CNB directors will be appointed to NBT Board Committees in accordance with NBT's current policies. Upon becoming members of the Board of Directors of NBT, each of Messrs. Robinson, Woods and Santangelo, if not an employee of NBT or any NBT Subsidiary, shall be eligible to participate as a divisional director in the NBT Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan.

                 (b) In the event that, prior to the Effective Time, any of Messrs. Robinson, Woods or Santangelo becomes unable or unwilling to serve on the Board of Directors of NBT, CNB may designate a replacement for that individual, subject to the reasonable approval of NBT. In the event that, at or after the Effective Time, any of the aforementioned individuals is unable or unwilling to serve out the term specified herein, the remaining former CNB directors (including any replacement director chosen pursuant to this sentence) may designate a replacement for that individual, subject to the reasonable approval of NBT.

                 (c) Promptly following the Effective Time, NBT shall cause Messrs. Robinson, Woods and Santangelo and Mr. J. Carl Barbic to become members of a CNB Bank divisional board of directors and shall cause Mr. Robinson to be elected chairman of such divisional board of directors, each with a period of service until the next annual meeting of the NBT stockholders. Upon becoming members of such divisional board of directors, each of Messrs. Robinson, Woods, Santangelo and Barbic shall be compensated for such services a fee according to a schedule to be established by NBT, as set forth in Schedule 2.12(b) hereto.

         2.13. Voting Agreements. Simultaneously herewith, each director of CNB hereto shall enter into an agreement with NBT, substantially in form and substance as that set forth as Exhibit IV attached hereto, in which he agrees to vote all shares of CNB Common Stock which may be voted, or whose vote may be directed, by him in favor of the transactions contemplated by this Agreement at any meeting of stockholders at which such transaction shall be considered.

         2.14. Dividend Coordination. After the date of this Agreement, each of NBT and CNB shall coordinate with the other the declaration of any dividends in respect of NBT Common Stock and CNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of CNB Common Stock and any shares of NBT Common Stock any such holder receives in exchange therefor in the Holding Company Merger.

3.       EFFECTIVE TIME.
         --------------

         The Effective Time shall be on the first Friday following the latest of:

         3.1. CNB Stockholder Approval. The day upon which the stockholders of CNB approve, ratify, and confirm the Holding Company Merger.

         3.2. NBT Stockholder Approval. The day upon which the stockholders of NBT approve, ratify, and confirm the Holding Company Merger and the issuance of NBT Common Stock pursuant to this Agreement.

         3.3. Federal Reserve Approval. As applicable, the date thirty days following the date of the order of the Board of Governors approving the Holding Company Merger; or if, pursuant to section 321(a) of the Riegle Act, in connection with such an approval order the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or the date five days following the expiration of the period provided in section 225.12(d)(2)(v) of Regulation Y of the Board of Governors, 12 C.F.R.ss. 225.12(d)(2)(v), during which the Board of Governors may inform NBT that an application to the Board of Governors is required in connection with the Holding Company Merger, if the Board of Governors has not so informed NBT.

         3.4. OCC Approval. As applicable, the date thirty days following the date of the order of the OCC approving the Bank Merger, or if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse.

         3.5. Other Regulatory Approvals. The date five days following the date any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run.

         3.6. Expiration of Stays. Five days after any stay of the approvals of either the Board of Governors or the OCC of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed.

         3.7. Mutual Agreement. Such other date as shall be mutually agreed to by NBT and CNB.

4.       CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.
         -----------------------------------------------------------------

         The obligations of NBT and CNB to consummate the Holding Company Merger and the obligations of NBT Bank and CNB Bank to consummate the Bank Merger shall be subject to the conditions that at or before the Effective Time:

         4.1. Regulatory Approvals. All orders, consents, and approvals required to consummate the Holding Company Merger and the Bank Merger shall have been entered by the requisite governmental authorities, and all statutory waiting periods in respect thereof shall have expired; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable judgment of the CNB Board of Directors or the NBT Board of Directors, would have a material adverse effect on the anticipated economic benefits of the transactions contemplated hereby.

         4.2.  Registration Statement.

                 (a) Effectiveness. The Registration Statement shall have become effective under the Securities Act.

                 (b) Absence of Stop-Order. The Registration Statement shall not be subject to a stop-order or threatened stop-order by the SEC.

         4.3. Approval by Stockholders of CNB. The stockholders of CNB shall have authorized, ratified, and confirmed the Holding Company Merger by the affirmative vote required under the BCL and the Certificate of Incorporation and bylaws of CNB, each as amended.

         4.4. Approval by Stockholders of NBT. The stockholders of NBT shall have authorized, ratified, and confirmed the Holding Company Merger and approved the issuance of NBT Common Stock pursuant to this Agreement by the affirmative vote required under the GCL and the Certificate of Incorporation and bylaws of CNB, each as amended.

         4.5. Federal Income Taxation. NBT and CNB shall have received a written opinion (in form and substance reasonably satisfactory to NBT and CNB and dated as of the Effective Time) of Duane, Morris & Heckscher LLP, or of another law firm mutually agreeable to NBT and CNB, applying existing law, that the Holding Company Merger and the Bank Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, the firm rendering the opinion may require and rely upon representations contained in this Agreement and in certificates of officers of NBT, CNB, and others, and upon facts, representations, and assumption contained in tax representation letters of NBT and CNB.

         4.6. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of the Holding Company Merger or the Bank Merger impossible or illegal.

         4.7. Absence of Litigation. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby.

5.   CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF NBT AND NBT BANK.
     --------------------------------------------------------------------------

     The obligations of NBT and NBT Bank hereunder that are to be performed at or after the Effective Time are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by NBT in writing unless not so permitted by law:

     5.1.  Representations and Warranties; Performance of Obligations.

             (a) All representations and warranties of CNB and CNB Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of CNB or CNB Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date, provided, however, that (i) in determining whether or not the condition contained in this section 5.1(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this section 5.1(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CNB.

             (b) All covenants and obligations to be performed or met by CNB or CNB Bank at or prior to the Effective Time shall have been so performed or met in all material respects.

             (c) On the date of the Effective Time, an executive officer of each of CNB and CNB Bank shall deliver to NBT a certificate to the effect of sections 5.1(a) and 5.1(b). The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of CNB and CNB Bank made in this Agreement.

     5.2. No Adverse Developments. During the period from March 31, 2001 to the Effective Time, there shall not have been any Material Adverse Effect with respect to CNB. On the date of the Effective Time, an executive officer of CNB shall deliver to NBT a certificate to that effect. The delivery of such certificate shall in no way diminish the warranties or representations of CNB made in this Agreement.

     5.3. Accounting Treatment. At or before the Effective Time (i) NBT shall have received the Pooling Letters, other than any which NBT did not receive as a result of the action of NBT or one or more of its affiliates, directors, officers, or stockholders, and (ii) the SEC shall not have raised any material objection to the qualification of the Holding Company Merger for pooling-of-interests treatment, other than an objection as a result of the action of NBT or one or more of its affiliates, directors, officers, or stockholders.

6.   CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF CNB AND CNB BANK.
     ----------------------------------------------------------------------

     The obligations of CNB and CNB Bank hereunder that are to be performed at or after the Effective Time are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by CNB in writing unless not so permitted by law:

     6.1. Representations and Warranties; Performance of Obligations.

            (a) All representations and warranties of NBT and NBT Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of NBT and NBT Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date, provided, however, that (i) in determining whether or not the condition contained in this section 5.1(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this section 5.1(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on NBT.

            (b) All covenants and obligations to be performed or met by NBT or NBT Bank at or prior to the Effective Time shall have been so performed or met in all material respects.

            (c) On the date of the Effective Time, an executive officer of each of NBT and NBT Bank shall deliver to CNB a certificate to the effect of sections 5.1(a) and 5.1(b). The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of NBT and NBT Bank made in this Agreement.

     6.2. No Material Adverse Effect. During the period from March 31, 2001 to the Effective Time, there shall not have been any Material Adverse Effect with respect to NBT. On the date of the Effective Time, an executive officer of NBT shall deliver to CNB a certificate to that effect. The delivery of such certificate shall in no way diminish the warranties or representations of NBT made in this Agreement.

     6.3. Status of NBT Common Stock. The shares of NBT Common Stock to be issued to the stockholders of CNB upon consummation of the Holding Company Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

     6.4. Accounting Treatment. At or before the Effective Time (i) NBT shall have received the Pooling Letters, other than any which NBT did not receive as a result of the action of CNB or one or more of its affiliates, directors, officers, or stockholders; and (ii) the SEC shall not have raised any material objection to the qualification of the Holding Company Merger for pooling-of-interests treatment, other than an objection as a result of the action of CNB or one or more of its affiliates, directors, officers, or stockholders.

7.   REPRESENTATIONS AND WARRANTIES OF CNB AND CNB BANK.
     --------------------------------------------------

     CNB (with respect to CNB and the CNB Subsidiaries) and CNB Bank (solely with respect to itself) each represents and warrants to NBT and NBT Bank as follows:

     7.1. Organization, Powers, and Qualification. Each of CNB and each CNB Subsidiary is a corporation, national banking association, or trust which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of CNB and each CNB Subsidiary owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure to have such ownership or possession would not have a Material Adverse Effect on CNB. Each of CNB and each CNB Subsidiary is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed would have a Material Adverse Effect on CNB.

     7.2. Execution and Performance of Agreement. Each of CNB and CNB Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms. CNB has all requisite corporate power and authority to execute and deliver the Stock Option Agreement and to perform its terms.

     7.3. Absence of Violations.

            (a) Neither CNB nor any CNB Subsidiary is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate would not have a Material Adverse Effect on CNB; and neither CNB nor any CNB Subsidiary has received any claim or notice of violation with respect thereto.

            (b) Except as set forth in Schedule 7.3 hereto, neither CNB nor any CNB Subsidiary nor any director or officer of any of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the OCC, the FDIC, the SEC, any other banking or securities authority of the United States or the State of New York, or any other regulatory agency that relates to the conduct of the business of CNB or any CNB Subsidiary or their assets; and no such agreement, memorandum, order, condition, or decree is pending or, to the Knowledge of CNB or CNB Bank, threatened.

     7.4. Compliance with Agreements. Except as set forth in Schedule 7.4 hereto, neither CNB nor any CNB Subsidiary is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate would not have a Material Adverse Effect on CNB.

         7.5. Binding Obligations; Due Authorization. The execution, delivery, and performance of this Agreement, the Stock Option Agreement, and the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of CNB and CNB Bank. Other than approval, ratification and confirmation of this Agreement by the stockholders of CNB, no other corporate proceedings on the part of either CNB or CNB Bank are necessary to authorize this Agreement, the Merger, the Stock Option Agreement, the issuance of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, the Bank Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement, or the carrying out of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of CNB and CNB Bank and constitutes the valid, legal, and binding obligation of each of CNB and CNB Bank, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles. The Stock Option Agreement has been duly executed and delivered by CNB.

     7.6.  Absence of Default.

             (a) Except as set forth in Schedule 7.6 hereto, none of the execution or the delivery of this Agreement and the Stock Option Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms hereof or thereof will (i) conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of CNB or any CNB Subsidiary; (ii) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a material violation or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of CNB or any CNB Subsidiary pursuant to, any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of CNB or any CNB Subsidiary, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results described in this section 7.6(a)(ii) which in the aggregate would not have a Material Adverse Effect on CNB; (iii) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, violate any law, statute, rule, or regulation of any government or agency to which CNB or any CNB Subsidiary is subject and which is material to its operations; (iv) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound; or (v) require any material authorization, consent, approval, or exemption by any Person which has not been obtained, or any material notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with the Board of Governors, the OCC, the SEC, the Secretary of State of the State of Delaware, and the Secretary of State of the State of New York, and filings referred to in section 8.12 hereof.

             (b) The Board of Directors of CNB has taken all necessary action so that the provisions of section 912 et seq. of the BCL (and any applicable provisions of the takeover laws of any other state) do not and will not apply to this Agreement, the Holding Company Merger, the Bank Merger, the Stock Option Agreement, or the transactions contemplated hereby or thereby.

             (c) CNB has not adopted any stockholder rights plan, "poison pill" or similar plan, or any other plan which could result in the grant of any rights to any person, or which could enable or require any rights to be exercised, distributed, or triggered, as a result of the execution, delivery, or announcement of this Agreement, the Stock Option Agreement, or the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

     7.7.  Compliance with BHC Act.

             (a) CNB is duly registered as a bank holding company under the BHC Act. All of the activities and investments of CNB conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

             (b) To the Knowledge of CNB, no Person, other than CNB, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over CNB Bank or over any Person that directly or indirectly has control over CNB Bank.

             (c) Except for the activities engaged in by Colonial Financial Services, Inc., each of the activities engaged in by CNB and the CNB Subsidiaries has been determined by regulation of the Board of Governors to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The activities engaged in by Colonial Financial Services, Inc. are authorized pursuant to section 5136A(a)(2)(A) of the Revised Statutes of the United States (12 U.S.C.ss. 24a(a)(2)(A)) as financial in nature or incidental to a financial activity or as activities that are permitted for national banks to engage in directly.

      7.8. Subsidiaries. CNB Bank is a direct, wholly-owned subsidiary of CNB. There are no CNB Subsidiaries except CNB Bank and the Persons set forth on
Schedule 7.8 hereto. Except as set forth on Schedule 7.8 hereto, CNB does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock or other ownership interests of any Person (except shares held by CNB Bank for the account of others in a fiduciary, representative or custodial capacity in the ordinary course of its business and shares acquired with respect to debts previously contracted). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of any CNB Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any CNB Subsidiary.

      7.9. Capital Structure.

            (a) The authorized capital stock of CNB consists of 20,000,000 shares of CNB Common Stock, of which, as of the date of this Agreement, 7,421,146 shares have been duly issued and are validly outstanding, fully paid, and held by approximately 1,664 stockholders of record, and 383,952 shares of CNB Common Stock are held by CNB as treasury shares. Such shares of CNB Common Stock are the only voting securities of CNB authorized, issued, or outstanding as of such date; and, except as set forth on Schedule 7.9 hereto, no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of CNB. None of the CNB Common Stock is subject to any restrictions upon the transfer thereof under the terms of the certificate of incorporation or bylaws of CNB.

            (b) Schedule 7.9 hereto lists all options to purchase CNB securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, date of expiration, and whether the option is intended to constitute an incentive stock option under section 422 of the Code. Schedule 7.9 hereto further lists all shares of CNB Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of CNB Common Stock designated or made available for grant but not yet granted.

            (c) The authorized capital stock of CNB Bank consists of 2,250,000 shares of CNB Bank Common Stock, of which, as of the date of this Agreement, 1,173,408 shares have been duly issued and are validly outstanding, fully paid, and all of which are held of record and beneficially by CNB, free and clear of any adverse claims. The aforementioned shares of CNB Bank Common Stock are the only voting securities of CNB Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of CNB Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of CNB Bank. No shares of CNB Bank Common Stock are held by CNB Bank as treasury shares. None of the CNB Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of association or bylaws of CNB Bank or under the terms of any agreement to which CNB Bank is a party or under which it is bound.

            (d) None of the shares of CNB Common Stock or CNB Bank Common Stock has been issued in violation of the preemptive rights of any stockholder.

            (e) As of the date hereof, to the Knowledge of CNB and CNB Bank, and except for this Agreement, there are no stockholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either CNB or CNB Bank to vote or to dispose of his, her, or its shares of capital stock of that entity.

     7.10. Certificate and Articles of Incorporation, Bylaws, and Minute Books. The copies of the certificate or articles of incorporation or association and all amendments thereto and of the bylaws, as amended, of CNB and each of the CNB Subsidiaries that have been provided to NBT are true, correct, and complete copies thereof. The minute books of CNB and each of the CNB Subsidiaries which have been made available to NBT accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

         7.11. Books and Records. The books and records of each of CNB and each CNB Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

         7.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. Except as set forth in Schedule 7.12 hereto, CNB has made available to NBT:

                (a) All regulatory approvals received since January 1, 1995, of CNB and CNB Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                (b) All material employment retention, or non-competition contracts and all material CNB Plans accompanied by (i) any agreements, including trust agreements, embodying such contracts, plans, or arrangements,
(ii) the executed governing documents, including the related trust agreement, insurance policy and summary plan description for each CNB Plan, if any, (iii) the most recent and prior two years' actuarial and financial reports if the CNB Plan constitutes a "qualified plan" under section 401(a) of the Code, and (iv) the most recent and prior two years' Form 5500 with all schedules, (v) all IRS rulings and determination letters issued or filed within the past two years and any open requests for such rulings and letters, (vi) all employee manuals relating to employment and benefit policies and practices (whether or not distributed to employees or any of them), and (vii) any actuarial reports and audits relating to such contracts, plans, and arrangements;

                (c) All material contracts, agreements, leases, mortgages, and commitments to which CNB or any CNB Subsidiary is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                (d) All deeds, leases, contracts, agreements, mortgages, and commitments to which CNB or any CNB Subsidiary is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which CNB or any CNB Subsidiary operates its businesses or is authorized to operate its businesses, or with respect to which CNB or any CNB Subsidiary has any application pending for authorization to operate its businesses;

                (e) Any pending application, including any documents or materials related thereto, which has been filed by CNB or CNB Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                (f) All federal, state, and local Tax Returns, including any amended returns, filed by CNB or any CNB Subsidiary for the years 1997 through 2000, the most recent audit examination of each of CNB and CNB Bank by the IRS, and all correspondence or other documents with respect to any IRS examination that has not yet been resolved, the most recent state or local tax agency examination, if any, of each of CNB and CNB Bank, and all correspondence or other documents with respect to any state or local taxing authority examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to CNB or CNB Bank received from or entered into with the IRS or any other taxing authority since January 1, 1991 or that would have continuing effect after the Effective Time.

         7.13. Financial Statements. CNB has furnished to NBT the CNB Financial Statements. Each of the consolidated financial statements included in the CNB Financial Statements complied as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto and fairly presented the consolidated financial position of CNB and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the CNB Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of CNB and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, during the periods involved, except as may be noted therein.

       7.14.  Call Reports; Bank Holding Company Reports.

               (a) CNB Bank has made available to NBT its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters ended March 31, 1998 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with GAAP applied in all material respects or, to the extent different from GAAP, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

               (b) CNB has made available to NBT (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 2000 and (ii) its semiannual report on Form FR Y-9LP as filed with the Board of Governors as of December 31, 2000.

       7.15.  Absence of Undisclosed Liabilities.

               (a) At March 31, 2001, neither CNB nor any CNB Subsidiary had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to CNB, except (i) as disclosed in the CNB Financial Statements, (ii) as set forth on Schedule 7.15 hereto, or (iii) for liabilities incurred by CNB or CNB Bank in the ordinary course of their business consistent with past practice.

               (b) Since March 31, 2001, neither CNB nor any CNB Subsidiary has incurred or paid any obligation or liability that would be material on a consolidated basis to CNB, except (i) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, (ii) as set forth on Schedule 7.15 hereto, or
(iii) as expressly contemplated herein.

       7.16. Absence of Certain Developments. Since March 31, 2001, except as set forth in Schedule 7.16 hereto, each of CNB and each CNB Subsidiary has conducted its business only in the ordinary course of such business and consistent with past practices, and there has been (a) no Material Adverse Effect upon CNB, (b) no declaration, setting aside, or payment by CNB or CNB Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of CNB or CNB Bank, other than (i) subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary cash dividends paid by CNB whose amounts have not exceeded $0.09 per share per calendar quarter and the intervals between which dividends have not been more frequent than past practice and (ii) customary cash dividends paid by CNB Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (c) no repurchase by CNB of any of its capital stock; and (iv) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by CNB or any CNB Subsidiary nor any substantial amendment or termination of any material contract outside the ordinary course of business to which CNB or any CNB Subsidiary is a party, nor any other transaction by CNB or any CNB Subsidiary involving an amount in excess of $100,000 other than for fair value in the ordinary course of its business.

         7.17.  Tax Matters.  Except as provided in Schedule 7.17 hereto:

                  (a) All Tax Returns required to be filed by or on behalf of CNB or any CNB Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, or requests for extensions have been timely filed, granted, and have not expired. All such filed Tax Returns are complete and accurate in all material respects and properly reflect Taxes for the periods covered thereby. All Taxes shown or required to be shown on such filed Tax Returns have been paid. None of CNB or any CNB Subsidiary has instituted any refund litigation or received notice of any pending audit examination, deficiency, or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority that might result in a determination adverse to CNB or a CNB Subsidiary, except as adequately reserved against in the last balance sheet included in the CNB Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither CNB nor any CNB Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, CNB or a CNB Subsidiary for the period or periods beginning January 1, 2001 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the financial statements of CNB.

                  (d) To the knowledge of CNB and CNB Bank, other than liens arising under the laws of the State of New York with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of CNB or the CNB Subsidiaries.

                  (e) Except to the extent that any failure is not material, CNB and CNB Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, (ii) have properly and timely provided to all Persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s and Form W-2s) required to be provided to such Persons under applicable Tax law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable Tax law.

                  (f) CNB and the CNB Subsidiaries have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including income, social security, and employment tax withholding.

                  (g) Neither CNB nor any CNB Subsidiary (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was CNB, or (ii) has any liability for the Taxes of any Person (other than CNB and the CNB Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         7.18. Regulatory Information. CNB and CNB Bank have disclosed to NBT and NBT Bank the information called for by Item 75 and 76 of the due diligence request provided to CNB, as such information may be updated from time to time from the date hereof.

         7.19. Reports. Except as set forth in Schedule 7.19 hereto, since January 1, 1998, each of CNB and each CNB Subsidiary has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the SEC, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such registration, report, or document filed with the SEC, including the financial statements, exhibits, and schedules thereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All other such registrations, reports, and documents were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         7.20. SEC Registered Securities. Other than the CNB Common Stock, the Series B Floating Rate Capital Securities of CNB Capital Trust I, the Series B Floating Rate Junior Subordinated Deferrable Interest Debentures of CNB, and the CNB Series B Guarantee with respect to Series B Floating Rate Capital Securities, no equity or debt securities of CNB or any CNB Subsidiary are registered or required to be registered under the Securities Act or the Exchange Act.

         7.21. Legal Proceedings. Except as disclosed in the CNB Financial Statements or as set forth on Schedule 7.21 hereto, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which CNB or any CNB Subsidiary has been served with process or otherwise been given notice) or, to the Knowledge of CNB and CNB Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect upon CNB.

         7.22. Absence of Governmental Proceedings. Except as set forth in
Schedule 7.22 hereto, neither CNB nor any CNB Subsidiary is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the Knowledge of CNB and CNB Bank, no such proceeding is threatened.

         7.23.  Federal Deposit Insurance.

                  (a) The deposits held by CNB Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C.ss. 1811 et seq.), and CNB Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) CNB Bank is a member of and pays insurance assessments to the BIF, and its deposits are insured by the BIF. None of the deposits of CNB Bank are insured by the SAIF, and CNB Bank pays no insurance assessments to the SAIF.

         7.24. Other Insurance. Set forth on Schedule 7.24 are the material insurance policies maintained by CNB and each CNB Subsidiary. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither CNB nor any CNB Subsidiary is in default with respect to any such policy which is material to it.

         7.25. Labor Matters. Neither CNB nor any CNB Subsidiary is a party to or bound by any collective bargaining contracts with respect to any employees of CNB or the CNB Subsidiaries. Since their respective inceptions there has not been, nor to the Knowledge of CNB and CNB Bank has there been or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against CNB or any CNB Subsidiary or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither CNB nor CNB Bank has Knowledge of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         7.26.  Employee Benefit Plans.

                  (a) Schedule 7.26 attached hereto contains a complete list or brief descriptions of all material CNB Plans.

                  (b) Each CNB Plan complies in all material respects with applicable provisions of ERISA, the Code and other applicable laws.

                  (c) Each CNB Plan intended to be a qualified plan under the Code complies with the applicable provisions of ERISA and the Code in all material respects and a favorable determination letter has been issued by the IRS with respect to each such plan, and to the knowledge of CNB, no condition exists which presents a material risk of any such letter being revoked. Neither CNB nor any CNB Subsidiary had, as of the date of the last balance sheet included in the CNB Financial Statements, any material liability under any CNB Plan which is not reflected on such last balance sheet included in the CNB Financial Statements (other than such normally unrecorded liabilities under the CNB Plan for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities not reflected on the last balance sheet included in the CNB Financial Statements are not material and other than liabilities not required under generally accepted accounting principles to be reflected on such balance sheet). There have not been any "prohibited transactions" with respect to any CNB Plan within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code, that would have a Material Adverse Effect, nor does any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code exist with respect to any CNB Plan. Neither CNB nor any CNB Subsidiary nor any entity under common control with CNB under section 414(b), (c), or (m) of the Code has or had any obligation to contribute to any multiemployer plan (within the meaning of section 3(37) of ERISA). Except as set forth on Schedule 7.26(c) hereto, neither CNB nor any CNB Subsidiary has any obligation to provide retiree medical or life insurance benefits, except as required by Part 6 of Title I of ERISA or other applicable law.

                  (d) To the knowledge of CNB, no action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any CNB Plan, other than routine claims for benefits in the ordinary course, where CNB or a CNB Subsidiary may be either
(i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any Person or group of Persons with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         7.27. Employee Relations. Except as set forth in Schedule 7.27 hereto, no dispute exists between CNB or any CNB Subsidiary and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would have a Material Adverse Effect on CNB. Since the enactment of the WARN Act, neither CNB nor any CNB Subsidiary has effectuated
(a) a "plant closing" (as defined by the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of CNB or any CNB Subsidiary or (b) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of CNB or any CNB Subsidiary, nor has CNB or any CNB Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of CNB or the CNB Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the execution of this Agreement.

         7.28. Fiduciary Activities. CNB Bank is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. CNB Bank is duly registered under and in compliance with all requirements of the federal Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1998, CNB Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

         7.29. Environmental Liability. Except as set forth in Schedule 7.29 hereto:

                  (a) Neither CNB nor any CNB Subsidiary is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any Environmental Law.

                  (b) Neither CNB, any CNB Subsidiary, nor, to the Knowledge of CNB and CNB Bank, any borrower of CNB or of any CNB Subsidiary has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has CNB or any CNB Subsidiary or, to the Knowledge of CNB or CNB Bank, any borrower of CNB or of any CNB Subsidiary received any notification that any Hazardous Substance that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of the CNB Real Estate has been used by CNB or any CNB Subsidiary for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and which would be reasonably likely to have a Material Adverse Effect on CNB. To the Knowledge of CNB and CNB Bank, any underground tank or other underground storage receptacle for Hazardous Substances located on any of the CNB Real Estate complies with applicable Environmental Laws. In the course of its activities, neither CNB nor any CNB Subsidiary has generated or is generating any hazardous waste on any of the CNB Real Estate in a manner which violates any Environmental Laws. There has been no material Release of Hazardous Substances by CNB or any CNB Subsidiary. In addition, to the Knowledge of CNB and CNB Bank, there have been no such Releases on, upon, or into any real property in the vicinity of any of the CNB Real Estate that, through soil or groundwater contamination, may be located on any of such CNB Real Estate.

                  (d) With respect to the Collateral Real Estate, neither CNB nor any CNB Subsidiary has since January 1, 1995 received notice from any borrower thereof or third party, and neither CNB nor CNB Bank has any Knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this section 7.29, each of the terms "CNB" and "CNB Bank" includes the applicable entity and any Person in which it has an interest.

         7.30. Intangible Property. To the Knowledge of CNB and CNB Bank, each of CNB and each CNB Subsidiary owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. No material product or service offered and no material trademark, service mark, or similar right used by CNB or any CNB Subsidiary infringes any rights of any other Person, and neither CNB nor any CNB Subsidiary has received any written or oral notice of any claim of such infringement.

         7.31. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, and except as set forth in
Schedule 7.31 hereto, each of CNB and each CNB Subsidiary possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would have a Material Adverse Effect on CNB, its real and personal property and other assets, including those properties and assets reflected in the last balance sheet included in the CNB Financial Statements or acquired by CNB or any CNB Subsidiary subsequent to March 31, 2001. The leases pursuant to which CNB and the CNB Subsidiaries lease real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either CNB or any CNB Subsidiary as lessee is free from any lien, charge, or other encumbrance created by CNB or any CNB Subsidiary which would have a Material Adverse Effect on CNB. The material properties and equipment owned or leased as lessee by CNB and the CNB Subsidiaries are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         7.32. Loans, Leases, and Discounts. To the Knowledge of CNB and CNB Bank, except as described in CNB Bank's document exception reports, each loan, lease, and discount reflected as an asset of CNB on the last balance sheet included in the CNB Financial Statements, or acquired since March 31, 2001, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $100,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $100,000, is subject to any asserted defense, offset, or counterclaim to the Knowledge of CNB and CNB Bank.

         7.33. Material Contracts. Neither CNB nor any CNB Subsidiary nor any of the assets, businesses, or operations of any of them is a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 7.33 hereto, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         7.34. Employment and Severance Arrangements. Schedule 7.34 hereto sets forth all contracts, agreements, and arrangements between CNB or any CNB Subsidiary and any of its officers, directors, stockholders, consultants, or other management officials or any officer, director, stockholder, consultant, or management official of any affiliate if the contract, agreement, or arrangement provides for (a) severance payments or (b) increased or accelerated compensation in the event of a change of control with respect to CNB or a CNB Subsidiary or any other event affecting the ownership, control, or management of CNB or a CNB Subsidiary.

         7.35. Validity of Contracts. All contracts, agreements, leases, mortgages, or commitments referred to in section 7.12(c) hereof are valid and in full force and effect on the date hereof.

         7.36. Capital Expenditures. Except as set forth on Schedule 7.36 hereto, neither CNB nor any CNB Subsidiary has any outstanding commitments to make capital expenditures which in the aggregate exceed $50,000.

         7.37. Repurchase Agreements. With respect to all agreements pursuant to which CNB or any CNB Subsidiary has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         7.38.  Interest Rate Risk Management Instruments.

                 (a) Schedule 7.38 hereto contains a true, correct, and complete list of all Derivatives and other interest-rate risk management arrangements to which CNB or any CNB Subsidiary is a party or by which any of its properties or assets may be bound.

                 (b) All Derivatives and other interest rate risk management arrangements to which CNB or any CNB Subsidiary is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms and are in full force and effect. CNB and the CNB Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the Knowledge of CNB and CNB Bank, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

         7.39. Accounting and Federal Income Taxation. CNB and CNB Bank are aware of no reason why the Holding Company Merger will fail to qualify for "pooling of interests" accounting treatment or as a reorganization under section 368(a) of the Code.

         7.40. Brokers and Advisers. Except as set forth on Schedule 7.40 hereto, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of CNB or CNB Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of CNB or CNB Bank and (b) neither CNB nor CNB Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         7.41. Regulatory and Other Approvals. As of the date hereof, neither CNB nor CNB Bank has Knowledge of any reason why the parties hereto would not be able to obtain:

                 (a) all material consents and approvals from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as are necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which would have a Material Adverse Effect upon NBT; and

                  (b) all material consents and approvals from all other Persons and entities whose consent or approval are necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time.

8.       COVENANTS OF CNB AND CNB BANK.
         -----------------------------

         CNB (on behalf of itself and CNB Bank) and CNB Bank (on behalf of itself) each hereby covenants and agrees as follows:

         8.1. Rights of Access. From the date hereof to the Effective Time, CNB and CNB Bank will give to NBT and NBT Bank and to their representatives, including their certified public accountants, KPMG, full access during normal business hours to all of the properties, documents, contracts, books, and records of CNB and the CNB Subsidiaries, and such information with respect to their business affairs and properties as NBT or NBT Bank from time to time may reasonably request, provided, however, that such access be pursuant to reasonable notice and any investigation shall be reasonably related to the transactions contemplated herein and shall not interfere unnecessarily with normal operations. NBT and NBT Bank shall hold all information furnished by or acquired from CNB or CNB Bank or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

         8.2. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

                (a) CNB and CNB Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between April 1, 2001 and the Effective Time which it customarily prepared during the period between January 1, 1998 and March 31, 2001 and shall promptly provide NBT with copies of all such financial statements and reports, which NBT shall hold in confidence to the extent required by the Confidentiality Agreements. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with GAAP applied in all material respects (except that Consolidated Reports of Condition and Consolidated Reports of Income required to be filed by CNB Bank under federal law may be prepared in accordance with the official instructions applicable thereto at the time of filing).

                (b) Except with respect to materials or other information or portions thereof that are privileged, or with respect to which CNB and CNB Bank are otherwise legally or contractually prohibited from doing so, CNB and CNB Bank shall promptly provide NBT with (i) all of its periodic reports to directors and to stockholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the stockholders, prepared or distributed between the date of this Agreement and the Effective Time, and (ii) all minutes of meetings of its board of directors and stockholders which meetings take place between the date of this Agreement and the Effective Time, certified by the secretary or cashier or an assistant secretary or assistant cashier of CNB or CNB Bank, as the case may be.

                (c) From the date of this Agreement to the Effective Time, CNB shall, contemporaneously with its filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver such report to NBT.

         8.3. Extraordinary Transactions. Without the prior written consent of NBT, neither CNB nor CNB Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of (i) subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary periodic cash dividends paid by CNB to holders of its common stock in amounts not exceeding $0.09 per share per calendar quarter and at intervals that are not shorter than past practice and (ii) customary cash dividends paid by CNB Bank whose amounts have not exceeded past practice and at intervals that are not shorter than past practice; (b) declare or distribute any stock dividend, authorize a stock split, authorize, issue, or make any distribution of its capital stock or any other securities (except for issuances of CNB Common Stock
(i) upon exercise of stock options outstanding on the date of this Agreement and
(ii) in connection with the CNB Plans or Dividend Reinvestment Plan), or grant any options to acquire such additional securities; (c) except as set forth in
Schedule 8.3(c) hereto, merge into, consolidate with, or sell or otherwise dispose of its assets other than in the ordinary course of its business to any other Person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein; (d) convert the charter or form of entity of CNB Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock except for stock repurchased for use in its Dividend Reinvestment Plan; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, make any contract or agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except as set forth in Schedule 8.3(h) hereto, enter into or assume any one or more commitments to make capital expenditures, any of which individually or in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of June 14, 2001, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as provided in this Agreement or the Service and Noncompetition Agreement among CNB, NBT and Donald L. Brass or as otherwise required by law, or to receive intended tax treatment or benefits, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; or (k) enter into any employment or personal services contract with any Person, including any contract, agreement, or arrangement described in section 7.34 hereof, except directly to facilitate the transactions contemplated by this Agreement.

         8.4. Preservation of Business. Except as otherwise provided for by this Agreement or the Stock Option Agreement or consented to or approved by NBT, each of CNB and CNB Bank will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees except as otherwise consented to by NBT, and to preserve its present relationships with customers and others having business dealings with it; (c) not amend its articles of incorporation or bylaws; (d) carry out the actions described in Schedule 8.4(d) hereto on or before the Effective Time; and (e) not grant or expand any stockholders' rights to dissent from any merger.

         8.5. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Time, CNB shall furnish NBT with a letter from KPMG, in its capacity as the independent auditors of CNB, in form and substance acceptable to NBT, stating that (a) they are independent accountants with respect to CNB within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of CNB included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of CNB's audited consolidated financial statements and the latest available unaudited consolidated financial statements of CNB and unaudited financial statements of CNB Bank and inquiries of certain officials of CNB and CNB Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to CNB did not cause them to believe that (i) such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in CNB's audited consolidated financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in CNB's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of CNB or the consolidated allowance for loan and lease losses of CNB as compared with the respective amounts shown in the most recent CNB audited consolidated financial statements. The letter shall also cover such other matters pertaining to CNB's and CNB Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBT.

         8.6.  Affiliates Agreements.

                (a) CNB will furnish to NBT (i) a list of all persons known to CNB who at the date of this Agreement and (ii) if different from the list required by section 8.6(a)(i), a list of all persons known to CNB who at the date of the CNB Stockholder Meeting may be deemed to be "affiliates" of CNB within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Holding Company Merger for "pooling of interests" accounting treatment.

                (b) CNB will use commercially reasonable efforts to cause each such "affiliate" of CNB to deliver to NBT on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of CNB after the date of this Agreement, not later than the earlier of the Effective Time or the date ten days after such person becomes an "affiliate" of CNB) an Affiliates Agreement.

         8.7. Pooling Treatment. CNB shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

         8.8. Stockholders' Meeting. CNB shall hold a meeting of its stockholders in accordance with the BCL as promptly as possible after the effectiveness of the Registration Statement, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to stockholders, the board of directors of CNB shall not withdraw its approval of this Agreement and shall recommend to its stockholders that it be approved, ratified, and confirmed.

         8.9. Inconsistent Activities. Unless and until the Holding Company Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither CNB nor CNB Bank will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Alternative Proposal, or recommend or endorse any Alternative Proposal, or (except as permitted in clause (i) or clause (ii) below or the proviso that follows them) otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, or, except to the extent its Board of Directors determines to be legally required for the discharge of its fiduciary duties (i) participate in any discussions or negotiations, or (ii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that CNB may communicate information about any such Alternative Proposal to its shareholders if, in the judgment of CNB's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to CNB's shareholders required under applicable law. CNB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. CNB will notify NBT promptly if any such inquiries or Alternative Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, CNB, and CNB will promptly inform NBT in writing of all of the relevant details with respect to the foregoing.

         8.10. Subsequent Events. Until the Effective Time, each of CNB and CNB Bank will immediately advise NBT and NBT Bank in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by CNB or CNB Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to NBT's or NBT Bank's obligations under this Agreement not to be fully satisfied.

         8.11.  New York Taxes.

                 (a) No later than the fifth business day before the anticipated Effective Time, CNB and CNB Bank shall (i) pay all fees and taxes (including penalties and interest) administered by the department of taxation and finance of the State of New York which are due and payable as of the date of such payment or which are anticipated to become due and payable between such date and the anticipated Effective Time, and (ii) file a cessation franchise tax report (estimated or final) through the anticipated Effective Time.

                 (b) CNB and CNB Bank shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

         8.12. Section 16. CNB shall, reasonably promptly following the date hereof, provide to NBT a list of (a) the directors and officers (as such terms are used under section 16 of the Exchange Act and the rules and regulations of the SEC thereunder) of CNB, (b) the number of shares of NBT Common Stock and options thereon expected to be received pursuant to the Merger, as appropriate, by each such officer or director at the Effective Time on account of shares of CNB Common Stock, and options thereon, reasonably expected to be held by such directors and officers immediately prior to the Effective Time, and (c) a description of the material terms of such options. Prior to the Effective Time,
(a) the CNB Board of Directors shall take such actions consistent with the SEC's interpretive guidance to approve the disposition of CNB Common Stock, and options thereon, by each director and officer of CNB for purposes of Rule 16b-3(e) such that the deemed "sale" of such CNB Common Stock and options thereon by such persons pursuant to the Merger shall be exempt from liability pursuant to section 16(b) of the Exchange Act, and (b) the NBT Board of Directors shall take such action consistent with the SEC's interpretive guidance to approve the acquisition of NBT Common Stock by each director and officer of NBT for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such NBT Common Stock, and options thereon, by such persons pursuant to the Merger shall be exempt from liability pursuant to section 16(b) of the Exchange Act.

         8.13. Actions with Respect to Options. At or prior to the Closing the Personnel Committee of the Board of Directors of CNB shall have taken all necessary action to permit the Converted Options issued pursuant to the CNB Incentive Stock Option Plan, or pursuant to any other stock option plan or agreement of CNB, to be converted into Replacement Options as provided in section 2.10 hereof.

9.       REPRESENTATIONS AND WARRANTIES OF NBT AND NBT BANK.
         --------------------------------------------------

         NBT (with respect to itself and NBT Bank) and NBT Bank (solely with respect to itself) each represent and warrant to CNB and CNB Bank as follows:

         9.1. Organization, Powers, and Qualification. Each of NBT and each NBT Subsidiary is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of NBT and each NBT Subsidiary owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on NBT. Each of NBT and each NBT Subsidiary is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed would have a Material Adverse Effect on NBT.

         9.2. Execution and Performance of Agreement. Each of NBT and NBT Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms. NBT has all requisite corporate power and authority to execute and deliver the Stock Option Agreement and to perform its terms.

         9.3.  Absence of Violations.

                 (a) Neither NBT nor any NBT Subsidiary is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate would not have a Material Adverse Effect on NBT; and neither NBT nor any NBT Subsidiary has received any claim or notice of violation with respect thereto.

                 (b) Neither NBT nor any NBT Subsidiary nor any director or officer of any of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the OCC, the FDIC, the SEC, any other banking or securities authority of the United States or the State of New York or the Commonwealth of Pennsylvania, or any other regulatory agency that relates to the conduct of the business of NBT or any NBT Subsidiary or their assets; and no such agreement, memorandum, order, condition, or decree is pending or, to the Knowledge of NBT and NBT Bank, threatened.

         9.4. Compliance with Agreements. Neither NBT nor any NBT Subsidiary is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate would not have a Material Adverse Effect on NBT.

         9.5. Binding Obligations; Due Authorization. The execution, delivery, and performance of this Agreement and the Stock Option Agreement, and the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of NBT and NBT Bank. Other than approval, ratification and confirmation of this Agreement by the stockholders of NBT, no other corporate proceedings on the part of either NBT or NBT Bank are necessary to authorize this Agreement, the Merger, the Stock Option Agreement, the receipt of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, the Bank Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement, or the carrying out of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of NBT and NBT Bank and constitutes the valid, legal, and binding obligation of each of NBT and NBT Bank, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles. The Stock Option Agreement has been duly executed and delivered by NBT and constitutes the valid, legal, and binding obligation of NBT.

         9.6. Absence of Default. None of the execution or the delivery of this Agreement or the Stock Option Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms hereof or thereof, will (a) conflict with, or result in a material breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of NBT or any NBT Subsidiary; (b) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of NBT or any NBT Subsidiary pursuant to, any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of it, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results described in this section 9.6(b) which in the aggregate would not have a Material Adverse Effect on NBT; (c) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, violate any law, statute, rule, or regulation of any government or agency to which NBT or any NBT Subsidiary is subject and which is material to its operations; (d) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound; or (e) require any material authorization, consent, approval, or exemption by any Person which has not been obtained, or any material notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with the Board of Governors, the OCC, the SEC, the Secretary of State of the State of Delaware, and the Secretary of State of the State of New York, and filings referred to in section 8.12 hereof.

         9.7.  Compliance with BHC Act.

                 (a) NBT is duly registered as a bank holding company under the BHC Act. NBT has duly declared its election as a financial holding company under the BHC Act, and such declaration of election has become effective. All of the activities and investments of NBT conform to the requirements applicable generally to financial holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                 (b) To the Knowledge of NBT, no Person, other than NBT, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over NBT Bank or over any Person that directly or indirectly has control over NBT Bank.

         9.8.  Capital Structure.

                 (a) The authorized capital stock of NBT consists of (i) 2,500,000 shares of NBT Preferred Stock, of which, as of the date of this Agreement, no shares are issued or outstanding, and (ii) 50,000,000 shares of NBT Common Stock, of which, as of the date of this Agreement, 24,914,150 shares have been duly issued and are validly outstanding and fully paid, and 398,538 shares of NBT Common Stock held by NBT as treasury shares. Such shares of NBT Preferred Stock and NBT Common Stock are the only voting securities of NBT authorized, issued, or outstanding as of such date.

                 (b) None of the shares of NBT Common Stock has been issued in violation of the preemptive rights of any stockholder.

                 (c) As of the date hereof, to the Knowledge of NBT and NBT Bank, and except for this Agreement, there are no stockholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of NBT or NBT Bank to vote or to dispose of his, her or its shares of capital stock of NBT or NBT Bank.

         9.9. Books and Records. The books and records of each of NBT and each NBT Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

         9.10. Regulatory Approvals and Filings, Contracts, Commitments, etc. NBT has made available to CNB:

                 (a) All regulatory approvals received since January 1, 1995, of NBT and NBT Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                 (b) All material employment retention, or non-competition contracts and all material NBT Plans accompanied by (i) any agreements, including trust agreements, embodying such contracts, plans, or arrangements,
(ii) the executed governing documents, including the related trust agreement, insurance policy and summary plan description for each NBT Plan, if any, (iii) the most recent and prior two years' actuarial and financial reports if the NBT Plan constitutes a "qualified plan" under section 401(a) of the Code, and (iv) the most recent and prior two years' Form 5500 with all schedules, (v) all IRS rulings and determination letters issued or filed within the past two years and any open requests for such rulings and letters, (vi) all employee manuals relating to employment and benefit policies and practices (whether or not distributed to employees or any of them), and (vii) any actuarial reports and audits relating to such contracts, plans, and arrangements;

                 (c) All material contracts, agreements, leases, mortgages, and commitments to which NBT or any NBT Subsidiary is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                 (d) All deeds, leases, contracts, agreements, mortgages, and commitments to which NBT or any NBT Subsidiary is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which NBT or any NBT Subsidiary operates its businesses or is authorized to operate its businesses, or with respect to which NBT or any NBT Subsidiary has any application pending for authorization to operate its businesses;

                 (e) Except as disclosed in Section 9.10(e) hereto, any pending application, including any documents or materials related thereto, which has been filed by NBT or NBT Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                 (f) All federal, state, and local Tax Returns, including any amended returns, filed by NBT or any NBT Subsidiary for the years 1997 through 2000, the most recent audit examination of each of NBT and NBT Bank by the IRS, and all correspondence or other documents with respect to any IRS examination that has not yet been resolved, the most recent state or local tax agency examination, if any, of each of NBT and NBT Bank, and all correspondence or other documents with respect to any state or local taxing authority examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to NBT or NBT Bank received from or entered into with the IRS or any other taxing authority since January 1, 1991 or that would have continuing effect after the Effective Time.

         9.11. Financial Statements. NBT has furnished to CNB the NBT Financial Statements. Each of the consolidated financial statements included in the NBT Financial Statements complied as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto and fairly presented the consolidated financial position of NBT and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the NBT Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of NBT and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, during the periods involved, except as may be noted therein.

         9.12. Nasdaq Reporting. Trading of NBT Common Stock is reported on the Nasdaq National Market.

         9.13.  Absence of Undisclosed Liabilities.

                 (a) At March 31, 2001, neither NBT nor any NBT Subsidiary had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to NBT, except (i) as disclosed in the NBT Financial Statements,
(ii) as set forth on Schedule 9.13 hereto, or (iii) for liabilities incurred by NBT or NBT Bank in the ordinary course of their business consistent with past practice.

                 (b) Since March 31, 2001, neither NBT nor any NBT Subsidiary has incurred or paid any obligation or liability that would be material on a consolidated basis to NBT, except (i) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, (ii) as set forth on Schedule 9.13 hereto, or
(iii) as expressly contemplated herein.

         9.14. Absence of Certain Developments. Since March 31, 2001, there has been (i) no Material Adverse Effect upon NBT and (ii) no declaration, setting aside, or payment by NBT of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of NBT, other than, subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary cash dividends paid by NBT whose amounts have not exceeded $0.17 per share per calendar quarter and the intervals between which dividends have not been more frequent than past practice.

         9.15. Conduct of Business. Since March 31, 2001, each of NBT and each NBT Subsidiary has conducted its business only in the ordinary course of such business and consistent with past practice.

         9.16.  Tax Matters.

                 (a) All Tax Returns required to be filed by or on behalf of NBT or any NBT Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, or requests for extensions have been timely filed, granted, and have not expired. All such filed Tax Returns are complete and accurate in all material respects and properly reflect Taxes for the periods covered thereby. All Taxes shown or required to be shown on such filed Tax Returns have been paid. Except as disclosed in Section 9.16 hereto, none of NBT or any NBT Subsidiary has instituted any refund litigation or received notice of any pending audit examination, deficiency, or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority that might result in a determination adverse to NBT or a NBT Subsidiary, except as adequately reserved against in the last balance sheet included in the NBT Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                 (b) Neither NBT nor any NBT Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (c) To the extent any Taxes are due from, but have not yet been paid by, NBT or a NBT Subsidiary for the period or periods beginning January 1, 2001 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the financial statements of NBT.

                 (d) To the Knowledge of NBT and NBT Bank, other than liens arising under the laws of the State of New York or the State of Pennsylvania with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of NBT or the NBT Subsidiaries.

                 (e) Except to the extent that any failure is not material, NBT and NBT Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, (ii) have properly and timely provided to all Persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s and Form W-2s) required to be provided to such Persons under applicable Tax law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable Tax law.

                 (f) NBT and the NBT Subsidiaries have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including income, social security, and employment tax withholding.

                 (g) Neither NBT nor any NBT Subsidiary (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was NBT, or (ii) has any liability for the Taxes of any Person (other than NBT and the NBT Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         9.17. Employee Benefit Plans. Each of the NBT Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. No liability under Title IV of ERISA has been incurred by NBT or any trade or business, whether or not incorporated, that together with NBT or any NBT Subsidiary would be deemed a "single employer" under section 414 of the Code (an "ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to NBT or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code of all amounts that NBT or any ERISA Affiliate is required to pay under section 412 of the Code or under the terms of the NBT Plans, and no accumulated funding deficiency (within the meaning of section 412 of the Code) exists with respect to any NBT Plan.

         9.18. Reports. Since January 1, 1998, each of NBT and each NBT Subsidiary has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the SEC, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such registration, report, or document filed with the SEC, including the financial statements, exhibits, and schedules thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All other such registrations, reports, and documents were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         9.19. Legal Proceedings. Except as disclosed in the NBT Financial Statements or as set forth on Schedule 9.19 hereto, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which NBT or any NBT Subsidiary has been served with process or otherwise been given notice) or, to the Knowledge of NBT and NBT Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect upon NBT.

         9.20. Absence of Governmental Proceedings. Neither NBT nor any NBT Subsidiary is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the Knowledge of NBT and NBT Bank, no such proceeding is threatened.

         9.21.  Federal Deposit Insurance.

                 (a) The deposits held by NBT Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C.ss. 1811 et seq.), and NBT Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                 (b) NBT Bank is a member of and pays insurance assessments to the BIF, and its deposits are insured by the BIF. None of the deposits of NBT Bank are insured by the SAIF, and NBT Bank pays no insurance assessments to the SAIF.

         9.22. Labor Matters. Neither NBT nor any NBT Subsidiary is a party to or bound by any collective bargaining contracts with respect to any employees of NBT or the NBT Subsidiaries. Since their respective inceptions there has not been, nor to the Knowledge of NBT and NBT Bank has there been or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against NBT or any NBT Subsidiary or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither NBT nor NBT Bank has Knowledge of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         9.23. Employee Relations. No dispute exists between NBT or any NBT Subsidiary and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would have a Material Adverse Effect on NBT.

         9.24. Environmental Liability. Except as disclosed in Schedule 9.24 hereto:

                 Neither NBT nor any NBT Bank has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the Knowledge of NBT and NBT Bank, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on NBT or NBT Bank of any liability arising under any Environmental Law, which liability would have a Material Adverse Effect on NBT or NBT Bank; to the Knowledge of NBT or NBT Bank, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither NBT nor any NBT Bank is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         9.25. Accounting and Federal Income Taxation. NBT and NBT Bank are aware of no reason why the Holding Company Merger will fail to qualify for "pooling of interests" accounting treatment or as a reorganization under section 368(a) of the Code.

         9.26. Brokers and Advisers. Other than with respect to MB&D, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of NBT or NBT Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of NBT or NBT Bank; and (b) neither NBT nor NBT Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         9.27. Regulatory and Other Approvals. As of the date hereof, neither NBT nor NBT Bank has Knowledge of any reason why the parties hereto would not be able to obtain:

                 (a) all material consents and approvals from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as are necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which would have a Material Adverse Effect upon NBT; and

                 (b) all material consents and approvals from all other Persons and entities whose consent or approval are necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time.


10.      COVENANTS OF NBT AND NBT BANK.
         -----------------------------

         NBT (on behalf of itself and NBT Bank) and NBT Bank (on behalf of itself) each hereby covenant and agree as follows:

         10.1. Rights of Access. From the date hereof to the Effective Time, NBT shall give to CNB and to its representatives, including its certified public accountants, KPMG, full access during normal business hours to all of the properties, documents, contracts, books, and records of NBT and the NBT Subsidiaries, and such information with respect to their business affairs and properties as CNB or CNB Bank from time to time may reasonably request, provided, however, that such access be pursuant to reasonable notice and any investigation shall be reasonably related to the transactions contemplated herein and shall not interfere unnecessarily with normal operations. CNB and CNB Bank shall hold all information furnished by or acquired from NBT or NBT Bank or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

         10.2. Securities Reports. From the date hereof to the Effective Time, NBT shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver such report to CNB.

         10.3. Pooling Treatment. NBT shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

         10.4. Stockholders' Meeting. NBT shall hold a meeting of its stockholders in accordance with the GCL as promptly as possible after the effectiveness of the Registration Statement, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to stockholders, the board of directors of NBT shall not withdraw its approval of this Agreement and shall recommend to its stockholders that it be approved, ratified, and confirmed and that the issuance of shares of NBT Common Stock pursuant to this Agreement be approved.

         10.5. Nasdaq Approval. NBT shall use commercially reasonable efforts to cause the shares of NBT Common Stock to be issued in the Holding Company Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

         10.6. Options. At or prior to the Effective Time, NBT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBT Common Stock for delivery upon exercise of Converted Options assumed by it in accordance with section 2.10 hereof. As soon as practicable after the Effective Time, NBT shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the NBT Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of the registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who immediately prior to the Effective Time are affiliated with CNB and who subsequent to the Effective Time will be subject to the reporting requirements under section 16(a) of the Exchange Act, where applicable, NBT shall administer the plans related to the Converted Option in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         10.7.  Indemnification.

                 (a) Following the Effective Time neither NBT nor NBT Bank will take any action to abrogate or diminish any right accorded under the charter documents or by-laws of CNB or CNB Bank as they existed immediately prior to the Effective Time to any person who, at or prior to the Effective Time, was a director or officer of CNB or CNB Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring at or prior to the Effective Time. To the extent not provided by the foregoing, following the Effective Time and to the extent permitted by law, all rights to such indemnification accorded under the charter documents and by-laws of CNB or CNB Bank to any person who, at or prior to the Effective Time, was a director or officer of CNB or CNB Bank shall survive the Effective Time and, following the Holding Company Merger and the Bank Merger, to the extent permitted by law, NBT and NBT Bank will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Time.

                 (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of CNB or CNB Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of CNB or CNB Bank, or any CNB Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the

Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Time, NBT shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBT.

                 (c) NBT, from and after the Effective Time will cause the persons who served as directors or officers of CNB on or before the Effective Time to be covered by CNB's existing directors' and officers' liability insurance policy (provided that NBT may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time. Such insurance coverage shall be underwritten either by the underwriter of NBT's current directors' and officers' liability insurance policy or by an insurance company rated at least A+ by A.M. Best Co. In the event that more than 5% of the aggregate insurance coverage provided herein is used in any year during the aforementioned 6-year period, NBT shall give notice of this fact to all persons who were directors of CNB at the time of the Closing.


                 (d) In the event NBT or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NBT assume the obligations set forth in this section 10.7.

                 (e) The provisions of this section 10.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and shall be in addition to the provisions regarding indemnification and insurance contained in the GCL, in contracts or otherwise.

         10.8. Subsequent Events. Until the Effective Time, each of NBT and NBT Bank will immediately advise CNB and CNB Bank in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by NBT or NBT Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to CNB's or CNB Bank's obligations under this Agreement not to be fully satisfied.

         10.9.  Employee Matters.

                 (a) NBT agrees that except for certain identified individuals each person who is an employee of CNB, or any CNB Subsidiary, as of the Closing (individually, a "Continuing Employee" and collectively, the "Continuing Employees") shall be an employee of NBT or one of its affiliates immediately following the Closing. After the Closing, each Continuing Employee, while employed by NBT or one of its affiliates, shall be employed (i) at a base salary or base hourly wage that is not less than that which such Continuing Employee was receiving immediately prior to the Closing, and (ii) on terms and conditions that are no less favorable to the Continuing Employee than those applicable to other similarly situated employees of NBT and its affiliates; provided, that for the period from the Closing to the first calendar-year end following the Closing the terms and conditions currently applicable to such Continuing Employees as employees of CNB or any CNB Subsidiary shall be applicable and shall be deemed to satisfy this section 10.9(a)(ii).

                 (b) During the period from the Effective Time through the last day of the calendar-year in which the Effective Time falls, the Continuing Employees shall continue to be covered under the CNB Plans on the terms and conditions currently applicable to such Continuing Employees under the CNB Plans. Commencing on the first day of the calendar year following the year in which the Effective Time falls, NBT shall cause the Continuing Employees, while employed by NBT or any of its affiliates, to be eligible to participate in NBT Plans that provide employee benefits (including pension, welfare, incentive or deferred compensation, severance, stock option plans, vacation pay and other fringe benefits) that are not less favorable to the Continuing Employees than those afforded to other similarly situated employees of NBT and its affiliates.

                 (c) A reasonable period of time prior to the Effective Time, CNB shall make a good faith determination of the extent to which the Performance Measurement Goals (as defined in the CNB Financial Corp. Incentive Compensation Plan (the "ICP")), the Performance Appraisal Objectives (as defined in the ICP), and any other goals or objectives under the ICP (collectively, the "Performance Goals") that are applicable to each employee who holds an outstanding Award under the ICP have been satisfied as of the date of such determination (the "Determination Date"). In making such determinations CNB shall make such equitable adjustments to the Performance Goals as it deems appropriate in good faith to reflect the impact of actions taken pursuant to this Agreement or otherwise agreed to by NBT and CNB. NBT shall pay, or cause to be paid, to each Continuing Employee who has an outstanding Award under the ICP at the Effective Time, the amount that would be paid to the Continuing Employee under the Award assuming that the Performance Goals applicable to such Continuing Employee under the ICP were satisfied for the entire Award Period at the same level as the Performance Goals were deemed to be satisfied as of the Determination Date but only if such Continuing Employee is still in the employ of NBT or any of its affiliates on the last day of the semi-annual period in which the Effective Time occurs unless the Continuing Employee's employment has been terminated without cause (as defined in the ICP) during such period. Such payments shall be made on the first business day after the last day of the applicable Award Period (as defined in the ICP), provided that if NBT or one of its affiliates terminates a Continuing Employee's employment without cause (as defined in the ICP) prior to the last day of the applicable Award Period, NBT shall pay, or cause to be paid, to the Continuing Employee on the date of the Continuing Employee's termination of employment the full amount that would have been paid to the Continuing Employee had the Continuing Employee remained employed by NBT until the last day of the Award Period. The provisions of this Section 10.9(c) shall apply notwithstanding any contrary provisions of the ICP.

                 (d) NBT shall cause the NBT Plans that cover the Continuing Employees or any of their dependents or beneficiaries to treat the employment and service of the Continuing Employees with CNB or any CNB Subsidiary and any predecessor employers through the Closing as employment and service with NBT and its affiliates for all purposes (other than for purposes of accrual of benefits, except to the extent that accruals in respect of employment and service after the Effective Time are based, in whole or in part, on prior employment or service, in which case such prior employment and service shall be counted) under the NBT Plans that cover Continuing Employees. The Continuing Employees and their dependents and beneficiaries shall not be required for calendar year 2001 (and calendar year 2002 if the Effective Time does not occur prior to January 1, 2002) to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the NBT Plans that provide medical, dental and other welfare benefits to the extent of amounts previously credited for such purposes under the medical, dental and other welfare benefit plans of CNB or CNB Bank that covered the Continuing Employees prior to the Closing, and any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such NBT Plans shall not apply with respect to the Continuing Employees and their dependents and beneficiaries except to the extent they applied under the corresponding CNB Plans. The Continuing Employees shall be entitled to an appropriate cash payment in lieu of credit under NBT's and its affiliates' vacation plans or policies for all unused vacation credited to the Continuing Employees as of the Closing, but shall not carry over vacation credits as such.

                 (e) If a Continuing Employee's employment is terminated by NBT or any of its affiliates without cause (as defined in the ICP) (i) on or prior to the first anniversary of the Closing, or such later date as may be specified in the Schedule 10.9(e) hereto, such Continuing Employee shall be entitled to severance benefits from NBT and its affiliates that are not less than the severance benefits specified in Schedule 10.9(e) attached hereto, and (ii) after the first anniversary of the Closing, such Continuing Employee shall be entitled to severance benefits from NBT and its affiliates in accordance with the severance plans and policies of NBT and its affiliates, as in effect from time-to-time thereafter. For purposes of this Section 10.9(e) and Section 10.9(c), a Continuing Employee's voluntary termination of employment shall be deemed to be a termination of employment by NBT and its affiliates if (i) the Continuing Employee's employment position with NBT and its affiliates after the Effective Time is not substantially comparable to the Continuing Employee's employment position immediately prior to the Effective Time, (ii) the Continuing Employee's employment location is more than 25 miles for the Continuing Employee's employment location immediately prior to the Effective Time, or (ii) the Continuing Employee's base pay or base hourly wage is reduced below the Continuing Employee's base pay or base hourly wage in effect immediately prior to the Effective Time.

                 (f) NBT shall honor all the obligations under those agreements listed in Schedule 10.9(f) hereto. NBT acknowledges that the closing of the Holding Company Merger will constitute a "Change of Control" within the meaning of the stock option agreements entered into between CNB and employees and former employees of CNB and the CNB Subsidiaries, except as provided on Schedule 10.9(f) hereof.

         10.10. New York Taxes. NBT and NBT Bank shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

         10.11. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Time, NBT shall furnish CNB with a letter from KPMG, in its capacity as the independent auditors of NBT, in form and substance acceptable to CNB, stating that (a) they are independent accountants with respect to NBT within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of NBT included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of NBT's audited consolidated financial statements and the latest available unaudited consolidated financial statements of NBT and unaudited financial statements of NBT Bank and inquiries of certain officials of NBT and NBT Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to NBT did not cause them to believe that (i) such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in NBT's audited consolidated financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in NBT's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of NBT or the consolidated allowance for loan and lease losses of NBT as compared with the respective amounts shown in the most recent NBT audited consolidated financial statements. The letter shall also cover such other matters pertaining to NBT's and NBT Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by CNB.

         10.12. Limitation on Other Transactions. From the date hereof until the Effective Time or until this Agreement otherwise is terminated in accordance with its terms, NBT will not merge with, acquire all or a substantial portion of the assets or liabilities of, or acquire control over, any other firm, financial institution, bank, corporation, or organization except as pursuant to any agreement in effect prior to the date hereof or as consented to by CNB, which consent shall not be unreasonably withheld.


11.      CLOSING.
         -------

         11.1. Place and Time of Closing. Closing shall take place at the principal executive offices of NBT, 52 South Broad Street, Norwich, New York, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the date of the Effective Time, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         11.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

                 (a) Such certificates and other documents as are required by this Agreement to be executed and delivered at or prior to the Effective Time and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                 (b) the Holding Company Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and, simultaneously with the effectuation of the Holding Company Merger, the Bank Merger shall be effected.

12.      TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.
         ------------------------------------------------------

         12.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after March 31, 2002, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Time shall have occurred on or before such date or (b) the failure of the Effective Time to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement, or to the failure of its affiliated party, to perform or observe its covenants and agreements as set forth herein.

         12.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Time (whether before or after action by stockholders of CNB or NBT):

                 (a) by mutual consent of the parties hereto;

                 (b) by NBT, upon written notice to CNB given at any time (i) if any of the representations and warranties of CNB or CNB Bank contained in section 7 hereof was materially inaccurate when made or (ii) in the event of a material breach or material failure by CNB or CNB Bank of any covenant or agreement of CNB or CNB Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to CNB or CNB Bank, as the case may be, and, in the case of (i) or (ii), which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 5 hereof not being satisfied;

                 (c) by CNB, upon written notice to NBT given at any time (i) if any of the representations and warranties of NBT or NBT Bank contained in section 9 hereof was materially inaccurate when made or (ii) in the event of a material breach or material failure by NBT or NBT Bank of any covenant or agreement of NBT or NBT Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to NBT or NBT Bank, as the case may be, and, in the case of (i) or (ii), which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 6 hereof not being satisfied;

                 (d) by either NBT or CNB upon written notice given to the other if a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Holding Company Merger;

                 (e) by either NBT or CNB upon written notice given to the other if any of the approvals referred to in section 4.1 are denied and such denial has become final and nonappealable;

                 (f) by either NBT or CNB upon written notice given to the other if the stockholders of either NBT or CNB shall have voted on and failed to adopt this Agreement, at the meeting of such stockholders called for such purpose; or

                 (g) by either NBT or CNB upon written notice given to the other if NBT shall have been advised by KPMG that KPMG is unable to deliver its favorable opinion under section 5.6 of this Agreement, unless the inability of KPMG to deliver such opinion is due to the action or inaction of the party seeking to terminate this Agreement or one or more of the affiliates, directors, officers, or stockholders of that party.

         12.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of section 12.1 or section 12.2, this Agreement shall become void and have no force or effect, without any liability on the part of NBT, NBT Bank, CNB, CNB Bank, or their respective directors or officers or stockholders in respect of this Agreement. Notwithstanding the foregoing, (a) the provisions of sections 13.1, 13.4, 13.5, 13.6, 13.9, 13.10, 13.11, 13.12, 13.13, 13.14, and 13.15 shall survive; (b) if such termination is a result of the willful material breach or willful material failure by a party of a covenant or agreement hereunder, such that the conditions to closing of the terminating party could not be satisfied, such party who willfully and materially breached or willfully and materially failed to perform its covenant or agreement shall be liable in the amount of $750,000 to the other party or parties hereto that are not affiliated with it (it being understood and agreed for the purposes of the preceding clause that NBT and NBT Bank are parties that are affiliated with each other and that CNB and CNB Bank are parties that are affiliated with one another); and (c) if (i) this Agreement is terminated for any reason specified in section 12.2(b)(ii) of this Agreement after an Alternative Proposal has been made, or if CNB or CNB Bank shall not consummate the transactions contemplated by this Agreement by reason of an Alternative Proposal being or having been made, and (ii) a definitive agreement with respect to an Alternative Proposal is executed by CNB or CNB Bank within one year after such termination, then in addition to any amount payable or paid under section 12.3(b), CNB shall be liable to NBT for liquidated damages in the further amount of $5,000,000, which amount will be payable to NBT in immediately available funds within two business days after such amount becomes due. CNB acknowledges that the agreements contained in section 12.3(c) are an integral part of the transactions contemplated in this Agreement and that, without these agreements, NBT would not enter into this Agreement.

         12.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Time by the party which is, or whose stockholders are, entitled to the benefit thereof, and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         12.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that, except as specifically provided herein or as may be approved by such stockholders, this Agreement may not be amended after:

                 (a) the action by stockholders of CNB in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the CNB Common Stock or (ii) any of the terms and conditions of this Agreement if the change would materially adversely affect the stockholders of CNB, or

                 (b) the action by stockholders of NBT in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the NBT Common Stock to be delivered in the Holding Company Merger or (ii) any of the terms and conditions of this Agreement if the change would materially adversely affect the stockholders of NBT.


13.      GENERAL PROVISIONS.
         ------------------

         13.1. Allocation of Costs and Expenses. Except as provided in this section 13.1, each party hereto shall pay its own fees and expenses, including the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section, (a) the cost of printing the Joint Proxy Statement shall be apportioned between NBT and CNB based upon the number of copies each shall request to be printed, (b) the cost of delivering the Joint Proxy Statement and other material to be transmitted to stockholders of NBT shall be deemed to be incurred on behalf of NBT, (c) the cost of delivering the Joint Proxy Statement and other material to be transmitted to stockholders of CNB shall be deemed to be incurred on behalf of CNB, (d) the cost of registering under federal and state securities laws the stock of NBT to be received by the stockholders of CNB shall be deemed to be incurred on behalf of NBT, and (e) the cost of procuring the tax opinion referred to in section 4.5 of this Agreement shall be deemed to be incurred one-half by NBT and one-half by CNB.

         13.2.  Mutual Cooperation.

                 (a) Subject to the terms and conditions herein provided, each party shall use commercially reasonable efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

                 (b) As promptly as practicable after the date hereof, NBT and CNB shall cooperate in the preparation of the Joint Proxy Statement to be mailed to the shareholders of NBT and CNB in connection with this Agreement and the transactions contemplated hereby and to be filed by NBT as part of the Registration Statement. NBT and CNB shall cooperate in the preparation of the Registration Statement and shall file with the SEC the Registration Statement and cause the Registration Statement to become effective as promptly as practicable after the date hereof. NBT will advise CNB, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the NBT Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any comments or request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement or the Joint Proxy Statement, NBT and CNB shall cooperate with each other in the preparation of any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between NBT or CNB, as the case may be, or any of its representatives with respect to the Registration Statement or the Joint Proxy Statement. NBT shall give CNB and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC, and NBT shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Each of CNB and NBT agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Holding Company Merger, and (y) the Joint Proxy Statement to be mailed to the holders of CNB Common Stock and NBT Common Stock entitled to vote at the meetings of the stockholders of CNB and NBT at the earliest practicable time. NBT shall take all actions necessary to register or qualify the shares of NBT Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

                 (c) As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to CNB, NBT shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, to the Board of Governors pursuant to the BHC Act and the OCC pursuant to the Bank Merger Act, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Holding Company Merger and the Bank Merger. NBT will proceed diligently and in good faith to obtain the requisite regulatory approvals.

                 (d) Subject to the terms and conditions herein provided, and except in each case as may be required by applicable law, no party shall take any action or omit to take any action which taking of action or omission of action is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the obligations of any unaffiliated party hereunder not being satisfied, or in a violation of any provision of this Agreement.

                 (e) Prior to the Effective Time, the parties shall cooperate, and shall use commercially reasonable efforts to cause their respective data processing service providers to cooperate, to complete all reasonable steps for an orderly transfer of all applicable data tapes and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding CNB Bank to NBT's system of electronic data processing by the next business day following the Effective Time. Each party shall bear its own costs associated with the transfer of tapes and information and the conversion of data. Prior to the Effective Time, CNB Bank will provide all test tapes and reports necessary to complete the transfer and will provide a test tape and deconversion reports within fifteen days of the date of this Agreement, a preliminary tape and set of deconversion reports six weeks prior to the anticipated Effective Time, and an updated preliminary tape and set of deconversion reports no more than two weeks prior to the anticipated Effective Time. CNB Bank shall also arrange the delivery to NBT at the main office of NBT (or at such other location as has been designated in writing by NBT no later than five business days before the anticipated Effective Time) no later than 6:00 a.m. Eastern time on the day immediately following the Effective Time, two duplicate final data processing conversion file packages and deconversion reports in an industry standard format.

                 (f) No party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would adversely affect the qualification of the Merger for "pooling of interests" accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude NBT from exercising its rights under the Stock Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

         13.3. Form of Public Disclosures. NBT and CNB shall use commercially reasonable efforts to agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         13.4. Confidentiality. NBT, NBT Bank, CNB, CNB Bank, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Stock Option Agreement, or for other purposes consistent with the intent of this Agreement, including the enforcement of rights provided under this Agreement and the Stock Option Agreement. Neither NBT, NBT Bank, CNB, CNB Bank, nor their respective subsidiaries shall use any of such information for any other purpose, including the competitive detriment of any other party. NBT and NBT Bank, on the one hand, and CNB and CNB Bank, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms hereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound be the terms of this section 13.4. The confidentiality agreement contained in this section 13.4 and the Confidentiality Agreements shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         13.5.  Claims of Brokers.

                 (a) Each of CNB and CNB Bank shall indemnify, defend, and hold NBT and NBT Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to NBT or NBT Bank.

                 (b) Each of NBT and NBT Bank shall indemnify, defend, and hold CNB and CNB Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to CNB or CNB Bank.

         13.6.  Information for Applications and Registration Statement.

                 (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not contain an untrue statement of a material fact with respect to such party or omit any material fact with respect to such party required to be stated therein or necessary to make the statements made with respect to such party, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless each of the others, each of its directors and officers, each underwriter and each Person, if any, who controls it within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information provided by it and contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 13.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                 (b) To provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 13.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages, and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         13.7. Adjustments for Certain Events. Anything in this Agreement to the contrary notwithstanding, all prices per share, share amounts, per-share amounts, and exchange ratios referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         13.8. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         13.9. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Except for the Confidentiality Agreements, any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Except as set forth in sections 10.7 and 10.9, nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any Person other than NBT, NBT Bank, CNB, CNB Bank, and their respective stockholders any rights or remedies under or by reason of this Agreement.

         13.10. Survival of Representations, Warranties, and Covenants. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreement, which shall terminate in accordance with its terms), shall survive the Effective Time, except for sections 10.6, 10.7, 10.9, 13.6, 13.10, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         13.11. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a Person are also to its successors and assigns; except as the context may otherwise require, "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "article," "section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

         13.12. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger or transmitted by express courier. All communications shall be addressed to the appropriate address of each party as follows:

If to NBT or NBT Bank:

           NBT Bancorp Inc.
           52 South Broad Street
           Norwich, New York 13815

           Attention:      Mr. Daryl R. Forsythe
                           Chairman and Chief Executive Officer

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to CNB or CNB Bank:

           CNB Financial Corp.
           24 Church Street
           Canajoharie, New York

           Attention:      Mr. Donald L. Brass
                           President

With a required copy to:

           Steven Kaplan, Esq.
           Arnold & Porter
           555 Twelfth Street, N.W.
           Washington, D.C.  20004


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

           13.13. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

           13.14. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except that the BCL (in the case of CNB) shall govern with respect to the terms and conditions of the Holding Company Merger, the approval and effectiveness thereof, and the authorization, cancellation, or issuance of the stock or options of CNB with respect thereto. The parties hereby designate New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or, in the case of NBT, to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

           13.15. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        NBT BANCORP INC.


                                        By:
                                           -------------------------------------
                                           Daryl R. Forsythe
                                           Chairman and Chief Executive Officer


                                        NBT BANK, NATIONAL ASSOCIATION


                                        By:
                                           -------------------------------------
                                           Daryl R. Forsythe
                                           Chairman and Chief Executive Officer


                                        CNB FINANCIAL CORP.


                                        By:
                                           -------------------------------------
                                           Mr. Donald L. Brass
                                           President



                                        CNB NATIONAL BANK


                                        By:
                                           -------------------------------------
                                           Mr. Donald L. Brass
                                           President and Chief Executive Officer

                                    EXHIBIT I
                                    ---------

                              AFFILIATES AGREEMENT
                              --------------------

         THIS AGREEMENT (the "Agreement") dated as of June 19, 2001 between NBT Bancorp Inc., a Delaware corporation ("NBT"), and the undersigned stockholder (the "Stockholder") of CNB Financial Corp., a New York corporation ("CNB"),

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 19, 2001, by and among NBT, NBT Bank, National Association, CNB, and CNB National Bank (the "Plan"), each share of the common stock of CNB ("CNB Common Stock") held by the Stockholder will be canceled and converted into the right to receive shares of common stock of NBT ("NBT Common Stock") and cash in lieu of fractional shares as determined pursuant to the Plan upon consummation and as a result of the merger of CNB into NBT as contemplated by the Plan (the "Merger"); and

         WHEREAS, the Stockholder understands that the shares of NBT Common Stock into which his, her or its shares of CNB Common Stock will be or may be converted in the Merger are being issued in a transaction subject to Rule 145 ("Rule 145") of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended ("Securities Act"); and whereas the Stockholder further understands that, pursuant to the provisions of section 8.6 of the Plan, he, she, or it has been designated as a holder of CNB Common Stock who may be deemed to be an "affiliate" of CNB as that term is defined in paragraph (c) of Rule 145 and, in view of such designation, may be subject to certain restrictions under the Securities Act and the General Rules and Regulations thereunder with respect to the sale, transfer, assignment, pledge, or other disposition of any shares of NBT Common Stock issued to him, her, or it in the Merger, including the requirement that such shares may not be offered for sale or sold except (1) pursuant to an effective Registration Statement under the Securities Act or (2) in accordance with the requirements of paragraph (d) of Rule 145 or another applicable exemption from registration under the Securities Act.

         NOW, THEREFORE, NBT and the Stockholder, intending to be legally bound hereby, agree as follows:

         1. The Stockholder hereby represents, warrants and agrees that he or she will not, directly or indirectly, offer for sale, sell, transfer or otherwise dispose of, or cause to be offered for sale, sold, transferred or otherwise disposed of, any shares of NBT Common Stock to be acquired in the Merger except in accordance with (1) the provisions of the Securities Act and the General Rules and Regulations thereunder, including, but not limited to, Rule 145(d), (2) any applicable requirements of the Securities Exchange Act of 1934, as amended, and (3) any other similar federal and state requirement then in force.

         2. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by messenger or transmitted by express courier, addressed:

         (a)      if to NBT:

                  NBT Bancorp Inc.
                  52 South Broad Street
                  Norwich, New York 13815

                  Attention:    Mr. Daryl R. Forsythe
                                President and Chief Executive Officer

                  With a required copy to:

                  Brian D. Alprin, Esq.
                  Duane, Morris & Heckscher LLP
                  1667 K Street, N.W., Suite 700
                  Washington, D.C.  20006-1608

         (b) if to the Stockholder, at the address set forth after the Stockholder's signature below or to such other address as either party may from time to time designate to the other in writing.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


NBT BANCORP INC.                                     STOCKHOLDER


By:
    ------------------------------------------
     Michael J. Chewens
     Executive Vice President, Chief Financial       Address:
     Officer and Corporate Secretary                          ------------------

                                                     JOINT OWNER (if any)



                                                     ---------------------------

                                   EXHIBIT II
                                   ----------

                              BANK MERGER AGREEMENT
                              ---------------------

                               AGREEMENT OF MERGER


         This Agreement of Merger is made and entered into as of June [___], 2001, between NBT BANK, NATIONAL ASSOCIATION ("NBT Bank"), a national banking association organized under the laws of the United States, and CNB NATIONAL BANK ("CNB Bank"), a national banking association organized under the laws of the United States. NBT Bank and CNB Bank are hereinafter sometimes individually called a "Constituent Association" and collectively called the "Constituent Associations."

                                    RECITALS

         NBT Bank is a national banking association organized under the laws of the United States. As of [______], 2001, the authorized capital stock of NBT Bank consisted of [________] shares of Common Stock, $5.00 par value, of which [_____] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         CNB Bank is a national banking association organized under the laws of the United States. As of [_____], 2001, the authorized capital stock of CNB Bank consisted of [______] shares of CNB Bank Common Stock, [______] par value ("CNB Bank Common Stock"), of which [____] shares were issued and outstanding; no shares of capital stock were held in its treasury on such date.

         NBT Bank and CNB Bank and their respective stockholders have entered into an Agreement and Plan of Merger, dated June 19, 2001 (the "Plan of Merger"), setting forth certain representations, warranties, and agreements in connection with the transactions therein and herein contemplated, which contemplates the merger of CNB Bank with and into NBT Bank (the "Merger") in accordance with this Agreement of Merger (the "Agreement").

         The Boards of Directors of each of NBT Bank and CNB Bank deem the Merger advisable and in the best interests of each association and its stockholders. The Boards of Directors of each of NBT Bank and CNB Bank, by resolutions duly adopted, have approved this Agreement. The Boards of Directors of each of NBT Bank and CNB Bank have directed that this Agreement, and authorization for the transactions contemplated hereby, be submitted to stockholders of NBT Bank and CNB Bank respectively for approval.

         In consideration of the premises and the mutual covenants and agreements herein contained and subject to the terms and conditions of the Agreement, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I

         1.1. Merger of CNB Bank into NBT Bank. CNB Bank shall be merged with and into NBT Bank on the date and at the time to be specified in documentation to be filed by NBT Bank with the Comptroller of the Currency pursuant to the National Bank Act (such date and time being referred to herein as the "Effective Time").

         1.2.  Effect of the Merger.  At the Effective Time:

                 (a) CNB Bank and NBT Bank shall be a single association, which shall be NBT Bank. NBT Bank is hereby designated as the surviving association in the Merger and is hereinafter sometimes called the "Surviving Association."

                 (b) The separate existence of CNB Bank shall cease.

                 (c) The currently outstanding [____] shares of common stock of NBT Bank, each of $[____] par value, will remain outstanding as shares of the $[____] par value common stock of NBT Bank, and the holders of such stock shall retain their present rights.

                 (d) The shares of CNB Bank Common Stock shall be canceled.

                 (e) The Surviving Association shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a national banking association organized under the National Bank Act.

                  (f) The Surviving Association shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Associations; and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Associations shall be taken and deemed to be transferred to and vested in the Surviving Association without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Associations shall not revert or be in any way impaired by reason of the Merger.

                  (g) The Surviving Association shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Associations; and any claim existing or action or proceeding pending by or against either of the Constituent Associations may be prosecuted as if the Merger had not taken place, or the Surviving Association may be substituted in its place. The Surviving Association expressly assumes and agrees to perform all of the liabilities and obligations of CNB Bank. Neither the rights of creditors nor any liens upon the property of either Constituent Association shall be impaired by the Merger.

                 (h) The name of the Surviving Association shall be "NBT Bank, National Association."

                 (i) The Articles of Association of NBT Bank as they exist immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association until later amended pursuant to the laws of the United States.

                 (j) The By-Laws of NBT Bank as they exist immediately prior to the Effective Time shall be the By-Laws of the Surviving Association until later amended pursuant to the laws of the United States.

         1.3.  Acts to Carry Out This Merger Plan.

                 (a) CNB Bank and its proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in NBT Bank and otherwise to carry out the purposes of this Agreement.

                 (b) If, at any time after the Effective Time, NBT Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBT Bank its right, title, or interest in or under any of the rights, properties, or assets of CNB Bank acquired or to be acquired by NBT Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CNB Bank and its proper officers and directors shall be deemed to have granted to NBT Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBT Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBT Bank are fully authorized in the name of CNB Bank or otherwise to take any and all such action.

                                   ARTICLE II

         2.1. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         2.2. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         2.3. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. The parties hereby designate New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         2.4. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

         2.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto.

         2.6. Termination. This Agreement shall terminate and be abandoned upon
(i) termination of the Plan of Merger or (ii) the mutual consent of NBT Bank and CNB Bank at any time prior to the Effective Time, and there shall be no liability on the part of either of the parties hereto (or any of their respective officers or directors) except to the extent provided in the Plan of Merger.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       NBT BANK, NATIONAL
                                       ASSOCIATION


                                       By:
                                           -------------------------------------
                                           Mr. Daryl R. Forsythe
                                           Chairman and Chief Executive Officer


                                       CNB NATIONAL BANK


                                       By:
                                           -------------------------------------
                                           Donald L. Brass
                                           President and Chief Executive Officer

                                   EXHIBIT III
                                   -----------

                             STOCK OPTION AGREEMENT
                             ----------------------


         STOCK OPTION AGREEMENT (the "Agreement"), dated as of the 19th day of June, 2001 between NBT BANCORP INC., a Delaware corporation ("Grantee"), and CNB FINANCIAL CORP., a New York corporation ("Issuer").

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of June 19, 2001 (the "Merger Agreement"); and

         WHEREAS, as an inducement to the willingness of Grantee to enter into the Merger Agreement, Grantee has requested that Issuer grant and Issuer has agreed to grant Grantee the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, intending to be legally bound, the parties hereto agree as follows:

1.       Grant of Option.
         ---------------

         (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 215,213 fully paid and nonassessable shares of common stock, par value $1.25 per share, of Issuer ("Common Stock") at a price per share equal to $13.74 (such price, as adjusted in the manner set forth herein, the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed the number by which 2.9 percent of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option) exceeds the number of shares of Common Stock owned by Grantee on the date of exercise (the "Maximum Purchasable Shares"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in section 5(a) hereof), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Purchasable Shares. Nothing contained in this section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2.  Exercise of Option.
         ------------------

         (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, at any time after the occurrence of a Triggering Event (as hereinafter defined), provided that such Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), and provided further that the date of the Holder's exercise of the Option precedes the occurrence of an Exercise Termination Event. Each of the following shall be an "Exercise Termination Event": (i) occurrence of the Effective Time (as such term is defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof except (each of the following exceptions being hereinafter collectively referred to as an "Excepted Termination") a termination by Grantee pursuant to section 12.2(b) of the Merger Agreement as a result of a breach by Issuer of the type described in such provision; or (iii) the passage of 18 months (or such longer period as provided in section 10) after an Excepted Termination. The term "Holder" shall mean the holder or holders of the Option.

         (b) The term "Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or Central National Bank, Canajoharie (the "Bank Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary");

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 12 percent or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in section 13(d) of the Exchange Act and the rules and regulations thereunder), or, to the extent any such person has currently acquired beneficial ownership or the right to acquire beneficial ownership of 12 percent or more of the outstanding shares of Common Stock, such person shall have acquired beneficial ownership or the right to acquire beneficial ownership of any additional shares of Common Stock;

             (iii) The shareholders of Issuer shall have voted on and failed to approve the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or, if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made a bona fide proposal to engage in an Acquisition Transaction;

             (iv) The Board of Directors of the Issuer (the "Issuer Board") shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Board or the Bank Subsidiary or the Board of Directors of the Bank Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary, or that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

             (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;

             (vii) Issuer shall have breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, and following such breach, Grantee would be entitled to terminate the Merger Agreement pursuant to section 12.2(b) of the Merger Agreement; or

             (viii) any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Board of Governors") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         (c) The term "Acquisition Transaction" shall mean any transaction under which a person proposes to or will acquire a majority of the stock of, merge or consolidate with, or acquire all or substantially all of the assets of the Issuer or the Bank Subsidiary, or otherwise engage in any substantially similar transaction with the Issuer or the Bank Subsidiary.

         (d) Issuer shall notify Grantee in writing of the occurrence of any Triggering Event promptly after becoming aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) In the event that the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that, if prior notification to or approval of the Board of Governors or any other federal or state regulatory or antitrust authority is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approval shall have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the Closing, the Holder shall (i) pay the Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

         (g) At any Closing, simultaneously with the delivery of immediately available funds as provided in section 2(f), Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall have been exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Certificates for shares of Common Stock purchased by the Holder hereunder shall be delivered by Issuer free and clear of all liens, claims, charges and encumbrances of any kind, and shall be in such denominations and in such names designated by the Holder.

         (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of June 19, 2001, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder or any Owner (as defined below), as the case may be, shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the

Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such references in the reasonable opinion of counsel to the Holder or any Owner, as the case may be; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

            (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under section 2(e) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the initial preparation, issue and delivery of stock certificates under this section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Covenants of Issuer.

         Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance of performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer (it being agreed that this clause (b) shall not be deemed to prohibit or restrict Issuer from engaging in one or more transactions contemplated by section 8(a) hereof if the provisions of section 8 hereof shall be complied with in connection with each such transaction); (c) promptly to take all action as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.ss. 18a and regulations promulgated thereunder and (ii) in the event that, under the Bank Holding Company Act of 1956, as amended, or any other applicable federal or state banking law, prior notice to or approval of the Board of Governors or any other federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Board of Governors or such other federal or state regulatory authority as they may require) to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (d) promptly to take all action provided in sections 5 and 8 as and when required pursuant to such sections.

         4. Exchangeability.

         This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date in substitution for the lost, stolen, destroyed or mutilated Agreement.

         5. Adjustment.

         In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to section 1 of this Agreement, the number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this section 5.

              (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, reclassifications, combinations, subdivisions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that Grantee would have received in respect of the shares of Common Stock purchasable upon exercise of the Option of the Option had been exercised and such shares of Common Stock had been issued to Grantee immediately prior to such event or the record date therefor, as applicable.

              (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this section 5, the Option Price shall be adjusted by multiplying the Option Price immediately prior to the adjustment by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

         6. Registration of Option Shares.

            (a) Upon the occurrence of the first Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered from time to time (but not more frequently than once every six months) after such Triggering

Event (whether on its own behalf or on behalf of any subsequent Holder of this Option (or part thereof) or any Owner (as defined below) of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for 180 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold. Grantee shall have the right to demand no more than two such registrations. Issuer shall bear the cost of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees), except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced, provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder or Owner shall constitute at least 25 percent of the total number of shares to be sold by Holder or Owner and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this section 6 shall be permitted or occur and the Holder or Owner shall thereafter be entitled to one additional registration. Each such Holder or Owner shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder or Owner in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

            (b) If Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to section 6(a) shall occur substantially simultaneously with the exercise of the Option; provided that the provisions of this section 6(b) shall not be construed to shorten the time periods specified in section 6(a).

         7. Option Repurchase.
            -----------------

            (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

            (b) The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Common Stock paid by any person that acquires beneficial ownership of 50 percent or more of the then outstanding Common Stock,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer entered into after the date hereof and prior to the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of the Issuer's or Bank Subsidiary's assets or deposits, the sum of the net price paid in such sale of such assets or deposits and the current market value of the remaining net assets of Issuer or Bank Subsidiary as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale on a fully-diluted basis. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

            (c) The Holder or any Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option or any Option Shares pursuant to this section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this section 7 (the "Repurchase Notice"). As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.

            (d) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish each such repurchase), Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its Repurchase Notice, either in whole or to the extent of the prohibition. If the Holder or Owner revokes its Repurchase Notice in its entirety, Issuer shall promptly deliver to the Holder and/or the Owner, as appropriate, all documents delivered to the Issuer by the Holder and/or Owner under section 7(c) hereof. If the Holder or Owner revokes its Repurchase Notice to the extent of the prohibition, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering, and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price and/or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this section 7(d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

            (e) For purposes of this section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50 percent or more of the then outstanding Common Stock; or

                (ii) the consummation of any Acquisition Transaction by any person other than Grantee or any Grantee Subsidiary.

         8. Conversion or Exchange of Option.
            --------------------------------

            (a) If, prior to an Exercise Termination Event, Issuer or Bank Subsidiary shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer or the Bank Subsidiary shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or the Bank Subsidiary or be acquired by Issuer or the Bank Subsidiary in a plan of exchange and Issuer or the Bank Subsidiary shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50 percent of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of the Issuer's or the Bank Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined), or (y) any person that controls the Acquiring Corporation.

            (b) The following terms have the meanings indicated:

                (i) "Acquiring Corporation" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer or the Bank Subsidiary (if other than Issuer or the Bank Subsidiary), (B) the acquiring person in a plan of exchange in which Issuer or Bank Subsidiary is acquired, (C) the Issuer or the Bank Subsidiary in a merger or plan of exchange in which Issuer or the Bank Subsidiary is the continuing or surviving or acquiring person, and (D) the transferee of all or substantially all of Issuer's or the Bank Subsidiary's assets or deposits.

                (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in section 7.

                (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question; provided that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or the Bank Subsidiary or by any company which controls or is controlled by such person, as the Holder may elect.

            (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of section 9), which agreement shall be applicable to the Substitute Option.

            (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

            (e) In no event, pursuant to any of the foregoing paragraphs, shall the number of shares for which the Substitute Option is exercisable exceed the number by which 4.9 percent of the shares of Substitute Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Substitute Common Stock issued or issuable under the Substitute Option) exceeds the number of shares of Substitute Common Stock owned by Grantee on the date of exercise. In the event that the Substitute Option would be exercisable for more than the maximum number of the shares of Substitute Common Stock permitted by the preceding sentence but for this section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Issuer.

            (f) Issuer shall not enter into any transaction described in section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. Substitute Option Repurchase.
            ----------------------------

            (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of Substitute Shares, as applicable.

            (b) The Substitute Option Holder or any Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option or any Substitute Shares pursuant to this section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this section 9 (the "Substitute Repurchase Notice"). As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice of notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law, regulation and administrative policy from so delivering.

            (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in full (and the Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute

Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a Substitute Repurchase Notice prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder and/or Substitute Share Owner may revoke its Substitute Repurchase Notice, either in whole or to the extent of the prohibition. If the Substitute Option Holder or Substitute Share Owner revokes its Substitute Repurchase Notice in its entirety, the Substitute Option Issuer shall promptly deliver to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, all documents delivered to the Substitute Option Issuer by the Substitute Option Holder or the Substitute Share Owner under section 9(b). If the Substitute Option Holder or the Substitute Share Owner revokes its Substitute Repurchase Notice to the extent of the prohibition, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering, and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

         10. Extension of Time Periods.
             -------------------------

         The periods of exercise of those rights of any party other than the Issuer and the Bank Subsidiary set forth in sections 2, 6, 7, and 9 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (b) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and
(c) to the extent necessary to avoid liability under section 16(b) of the Exchange Act by reason of such exercise.

         11. Representations and Warranties of Issuer.
             ----------------------------------------

         Issuer hereby represents and warrants to Grantee as follows:

                 (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board on the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance, upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         12. Assignment.
             ----------

         Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that, if a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following the date of such Triggering Event; provided, however, that until the date 15 days following the date on which the Board of Governors has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution,
(b) a private placement in which no one party acquires the right to purchase in excess of 2 percent of the voting shares of Issuer, (c) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (d) any other manner approved by the Board of Governors.

         13. Further Assurances.
             ------------------

         Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties (including but not limited to their respective stockholders) and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

         14. Remedies.
             --------

         The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

         15. Validity.
             --------

         If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to section 7, the full number of shares of Common Stock provided in section 1(a) hereof (as adjusted pursuant to section 1(b) or section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         16. Maximum Profit.
             --------------

             (a) Notwithstanding any other provision herein, in no event shall NBT's Total Profit (as defined in section 16(c)) exceed $6 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, NBT, at its sole election, shall either (1) reduce the number of shares subject to the Option (and any Substitution Option), (2) deliver to CNB, or Substitute Option Issuer, as the case may be, for cancellation shares of CNB Common Stock or Substitute Common Stock, as the case may be, previously purchased by NBT valued at fair market value at the time of delivery, (3) pay cash to CNB, or Substitute Option Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing, so that NBT's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

             (b) Notwithstanding any other provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, NBT, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

             (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following:

                 (i) any payment required under section 12.3(c) of the Merger Agreement;

                 (ii) the excess of (A) the net cash amounts received by NBT pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by NBT upon the repurchase of Option Shares by CNB pursuant to section 7, after payment of applicable brokerage or sales commissions and discounts, over (B) NBT's aggregate purchase price for such Option Shares (or other securities);

                 (iii) all amounts received by NBT upon the repurchase of the Option by CNB pursuant to section 7; and

                 (iv) all equivalent amounts with respect to the Substitute Option and any amounts paid pursuant to section 9,

minus all amounts of cash previously paid to CNB pursuant to Section 16(a)(3) and the value of all Option Shares (or other securities) previously delivered to CNB for cancellation pursuant to section 16(a)(2), which value shall be deemed to be the purchase price paid by CNB for such Option Shares or other securities.

             (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which NBT may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by NBT and its affiliates as of such date, were sold for cash at the closing market price for the CNB Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions), and (3) the effect of any adjustments made by or to be made by NBT pursuant to Section 16(a). For purposes of this section 16, transactions by a wholly-owned Subsidiary transferee of NBT in respect of the Option Shares transferred to it shall be treated as if made by NBT.

         17. Notices.
             -------

         All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in the manner and at the respective addresses of the parties set forth in section 13.12 of the Merger Agreement.

         18. Governing Law.
             -------------

         This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law principles thereof.

         19. Execution.
             ---------

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Expenses.
             --------

         Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Entire Agreement.
             ----------------

         Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings in respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Meaning of Terms.
             ----------------

         Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

         23. Modification or Amendment.
             -------------------------

         The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

         IN WITNESS WHEREOF, each of the parties had caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                                NBT BANCORP INC.


                                                By:
                                                     ---------------------------
                                                     Michael J. Chewens
                                                     Executive Vice President,
                                                     Chief Financial Officer and
                                                     Corporate Secretary


                                                CNB FINANCIAL CORP.


                                                By:
                                                     ---------------------------
                                                     Donald L. Brass
                                                     President

                                   EXHIBIT IV
                                   ----------

                                VOTING AGREEMENT
                                ----------------


                                 June [___], 2001


NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Mesdames and Gentlemen:

         The undersigned understands that NBT Bancorp Inc. ("NBT") is about to enter into an Agreement and Plan of Merger (the "Agreement") with CNB Financial Corp. ("CNB"). The Agreement provides for the merger of CNB with and into NBT (the "Merger") and the conversion of outstanding shares of CNB Stock into NBT Common Stock and cash in accordance with the formula therein set forth.

         To induce NBT to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that, at the CNB Stockholder Meeting contemplated by section 3.1 of the Agreement and Plan of Merger (the "Meeting"), and any adjournment thereof, and at any other meeting of the stockholders of CNB at which the Merger is considered and at any adjournment thereof, unless so voting would be a violation of applicable law or fiduciary duty, the undersigned will, in person or by proxy, vote or cause to be voted, or execute a written consent, in favor of the Agreement and the Merger all shares of CNB Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of CNB Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he, she, or it will use his, her or its best efforts to cause any other shares of CNB Common Stock over which he, she, or it has or shares voting power to be voted in favor of the Agreement and the Merger.

         The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by CNB until the earlier of (i) the consummation of the Merger and (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

         (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of
1934) in opposition to the Agreement or the Merger or in opposition to the recommendation of the majority of the directors of CNB with respect to any other matter related in any way to the Agreement or the Merger, or encourage or recommend to any shareholder of CNB that he, she, or it vote in opposition to or abstain from voting upon or not vote with respect to the Agreement or the Merger.

         (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) for the purpose of avoiding the obligations of the undersigned under this agreement, or
(ii) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

         It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a stockholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of CNB or a member of the Board of Directors of CNB National Bank, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director.

                                       Very truly yours,






Accepted and Agreed to:
NBT BANCORP INC.


By: __________________________________

Title: __________________________________

Name of Stockholder:


                                       -2-